UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 6, 2020
To Tyson Foods, Inc. Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), will be held at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas 72762 on Thursday, February 6, 2020 at 10:00 a.m., Central time, for the following purposes:

1.	To elect the twelve directors named in the accompanying Proxy Statement to the Company’s Board of Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 3, 2020;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

4.	To consider and act upon the four shareholder proposals described in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on December 9, 2019, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.
This year we will again take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of our proxy materials. This process substantially reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, describe how to use these convenient services.

By Order of the Board of Directors
R. Read Hudson
Secretary
Springdale, Arkansas
December 20, 2019

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 6, 2020: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended September 28, 2019 are also available at http://ir.tyson.com or http://www.proxyvote.com.

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted on at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), and our fiscal year 2019 performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 28, 2019.

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time:	Thursday, February 6, 2020 at 10:00 a.m., Central time

Place:	Tyson Foods, Inc.
319 E. Emma Ave.
Springdale, Arkansas

Record Date:	December 9, 2019

Attendance/Voting:
Only shareholders of record at the close of business on the Record Date will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote for each director nominee and one vote for each other proposal, and each share of Class B Common Stock will entitle the holder to ten votes for each director nominee and ten votes for each other proposal.

Advance Voting:	Even if you plan to attend the Annual Meeting in person, please vote right away using one of the following advance voting methods:

•	Visit the website listed on your proxy card/voting instruction form to vote by Internet.

•	If you have requested a paper copy of the proxy materials, call the telephone number on your proxy card/voting instruction form to vote by telephone.

•	If you have requested a paper copy of the proxy materials, sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

PROPOSALS AND VOTING RECOMMENDATIONS

Voting Items	Board Recommendation	Votes Required for Approval	Page No.
Election of directors	FOR All Nominees	Majority of votes cast	7
Ratification of selection of independent registered public accounting firm	FOR	Majority of votes cast	16
Non-binding advisory vote to approve named executive officers compensation	FOR	Majority of votes cast	18
Shareholder proposals	AGAINST	Majority of votes cast	19

DIRECTOR NOMINEES
The following table contains information about the candidates who have been nominated for election to the Board of Directors, including committee assignments during fiscal year 2019. Each nominee is currently a director of the Company. Additional biographical information about the nominees can be found in the Proxy Statement in the section titled “Election of Directors.” Effective May 9, 2019, the Board of Directors increased its size to twelve and appointed Jonathan D. Mariner, who was recommended to the Board by a current director, as a member of the Board of Directors. Effective September 29, 2019 (subsequent to the end of fiscal year 2019), Kevin M. McNamara was appointed Lead Independent Director, and Mr. Mariner was appointed as chair of the Audit Committee. In anticipation of Mr. Banks’ appointment as President of the Company effective December 20, 2019, he concluded his committee assignments in November 2019.

				Committee Assignments
Name	Age	Director Since	Independent	Audit	Compensation and Leadership Development	Governance and Nominating	Strategy and Acquisitions	Executive
John Tyson m	66	1984	No					✓
Gaurdie E. Banister Jr. †	62	2011	Yes		✓*		✓
Dean Banks	46	2017	Yes			✓	✓
Mike Beebe	72	2015	Yes	✓		✓
Mikel A. Durham	56	2015	Yes			✓	✓*
Jonathan D. Mariner :	65	2019	Yes
Kevin M. McNamara :	63	2007	Yes	✓	✓			✓
Cheryl S. Miller :	47	2016	Yes	✓*
Jeffrey K. Schomburger	57	2016	Yes		✓		✓
Robert Thurber	72	2009	Yes			✓*
Barbara A. Tyson	70	1988	Yes					✓
Noel White	61	2018	No
m Chairman of the Board † Lead Independent Director      *Committee Chairperson     : Audit Committee Financial Expert

FISCAL YEAR 2019 BUSINESS HIGHLIGHTS
The Company’s total sales in fiscal year 2019 were $42.4 billion. Operating income for the same period was $2.8 billion. The Board of Directors increased dividends on our common stock by 25% over fiscal year 2018 dividends.

GOVERNANCE HIGHLIGHTS
The Company is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors and management accountability, and helps build public trust in the Company. Some of the Company’s key governance features include:

•	9 of 12 director nominees are independent (10 of 12 directors were independent during fiscal year 2019)

•	Separation of the roles of Chairman, CEO and Lead Independent Director

•	Annual board and committee self-evaluations

•	Average board meeting attendance in excess of 90%

•	Deferred shares for directors and strong ownership requirements for directors and senior officers

•	Independent board committees (other than the Executive Committee)

•	Robust policies and procedures, including our Code of Conduct

•	Board makeup highlighted by strong leadership, diversity and experience

•	Regular executive sessions of independent directors

The following table contains certain information about the Board of Directors and its committees during fiscal year 2019.

	Number of Members at the End of Fiscal Year 2019	Independent Membership	Number of Meetings During Fiscal Year 2019
Board of Directors	12	83%	9 (and 4 written consents)
Audit Committee	3	100%	6
Compensation and Leadership Development Committee	3	100%	5
Governance and Nominating Committee	4	100%	4 (and 1 written consent)
Strategy and Acquisitions Committee	4	100%	4 (and 2 written consents)
Executive Committee	3	67%	6 written consents

EXECUTIVE COMPENSATION SUMMARY
Our executive compensation program is rooted in maintaining a strong link between pay and performance, which we believe results in a better alignment of compensation with corporate goals and shareholder interests. Through our executive compensation program, we emphasize attainment of Company goals, both short- and long-term, and seek to foster a commitment to performance that enhances sustainable shareholder value. Our key executive compensation practices include the following:

•	High percentage of pay is variable and at risk

•	Substantial stock ownership guidelines

•	Balanced mix of short- and long-term incentives

•	Performance targets set at challenging levels that seek to balance short- and long-term goals
We provide a compensation package designed to attract, motivate and retain superior executive talent for the long-term. We believe that total compensation opportunities should reflect each executive officer’s role, skills, experience level and individual contributions to the Company and be competitive with the organizations with which we compete for talent. We also believe that as an executive officer’s responsibility increases, a significant portion of his or her compensation should be dependent on Company earnings and performance goals. In fiscal year 2019, approximately two-thirds of the target total compensation opportunity for our continuing named executive officers was at-risk.
Detailed information regarding our executive compensation programs, practices and philosophy can be found in the Proxy Statement under the section titled “Compensation Discussion and Analysis” and the compensation tables of the Proxy Statement.

HOW PAY IS TIED TO COMPANY PERFORMANCE
Incentive payments under the Company’s cash performance incentive payment plan are based on performance measures established by the Compensation and Leadership Development Committee. For fiscal year 2019, the committee selected Adjusted Operating Income, which is operating income before interest and taxes and takes into account unusual or unique items, as the performance measure under the plan. The committee believes Adjusted Operating Income is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because it is a good indicator of value creation and is used by senior management to evaluate the day-to-day performance of the business. Adjusted Operating Income for purposes of performance incentive payments for fiscal year 2019 was $2.879 billion, which generally resulted in performance incentive payment eligibility for our NEOs at approximately 76-79% of each of their respective target annual incentive payment amounts.

Performance stock grants under the Company’s equity compensation plans are also based on performance measures chosen by the committee. For fiscal year 2019, the committee selected the achievement of a 3-year cumulative Adjusted Operating Income performance goal measured from the beginning of fiscal year 2019, and a comparison of the relative total shareholder return on the Company’s Class A Common Stock to the total shareholder return of a compensation peer group over the same 3-year period. Each performance criterion accounts for one-half of the performance stock award. Three-year cumulative Adjusted Operating Income was selected to further focus our executive officers on what we believe to be the drivers of long-term value creation and relative total shareholder return was selected to assess and motivate our executive officers to outperform peer group companies and further align their interests with shareholder value creation.

v

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
February 6, 2020
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these proxy materials?
Tyson Foods, Inc., a Delaware corporation (the “Company”), has made these materials available to you in connection with the solicitation of proxies on behalf of the Company by the Board of Directors (the “Board”) of the Company, for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas, on Thursday, February 6, 2020 at 10:00 a.m., Central time. These materials were first sent or made available to shareholders on December 20, 2019. You are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement.
What is included in the proxy materials?
These materials include:

•	this Proxy Statement for the Annual Meeting; and

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019.
If you request printed versions of these materials be sent to you by mail, these materials will also include a proxy card and voting instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of the proxy materials instead of a full set of the proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request a printed set of our proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce our costs and the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability of Proxy Materials provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet and how to instruct the Company to send future proxy materials, including the Notice of Internet Availability of Proxy Materials, to you electronically by email. The Company’s proxy materials are also available on the Company’s Investor Relations website at http://ir.tyson.com.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.

What items will be voted on at the Annual Meeting?
The following matters will be presented for shareholder consideration and voting at the Annual Meeting:

•	To elect the twelve director nominees named in this Proxy Statement to the Board;

•	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 3, 2020;

•	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

•	To consider and act upon the shareholder proposals described in this Proxy Statement, if properly presented at the Annual Meeting; and

•	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	FOR the election of each of the director nominees named in this Proxy Statement to the Board;

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2020;

•	FOR approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and

•	AGAINST each of the shareholder proposals.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by the Company. As a shareholder of record, you can vote your shares via the Internet, telephone, mail or in person. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a voting instruction form from the organization holding your shares.
If I am a shareholder of record of the Company’s shares, how do I vote using the Company’s proxy materials?
There are four ways to vote using the Company’s proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card.

•	By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•
In person. You may vote in person at the Annual Meeting. If you desire to vote in person at the Annual Meeting, please request an admission ticket via email at ir.tyson.com or by telephone at (479) 290-4524 and then request a ballot when you arrive.

If I am a beneficial owner of shares held in street name, how do I vote using the Company’s proxy materials?
There are four ways to vote using the Company’s proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•
By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•
By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

•
In person. You may vote in person at the Annual Meeting by first obtaining a legal proxy from the organization that holds your shares. If you obtain such a proxy and desire to vote in person at the Annual Meeting, please request a ballot when you arrive.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s corporate secretary at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, a written notice of revocation prior to the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by Broadridge Financial Solutions, Inc., the inspector of the Annual Meeting, and published within four business days following conclusion of the Annual Meeting.
How can I attend the Annual Meeting?
Only persons owning shares at the close of business on December 9, 2019, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.

OUTSTANDING STOCK AND VOTING RIGHTS
Generally. As of December 9, 2019, the outstanding shares of the Company’s capital stock consisted of 295,365,489 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,010,355 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 9, 2019, the record date for the Annual Meeting, will vote together as a single class on all matters submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.
Quorum. The holders of a majority of the voting power of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting.
Approval Standards. The Company’s by-laws provide that in an uncontested election of directors, each director nominee will be elected by a majority of the votes cast for his or her election at the meeting. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of the votes cast on the election of directors. The election of directors to be held at the Annual Meeting is an uncontested election, thus the majority vote standard will apply.
A majority of the votes cast at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending October 3, 2020, to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, and to approve each of the shareholder proposals.
The form of proxy card or voting instruction form provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) each director nominee, (ii) the ratification of the selection of PwC as the Company’s independent registered public accounting firm, (iii) the approval, on a non-binding advisory basis, the compensation of the Company’s named executive officers, and (iv) each shareholder proposal.
Broker Non-Votes and Abstentions. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting or giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes are not considered “votes cast.” The election of directors, the non-binding advisory vote to approve the compensation of the Company’s named executive officers and the shareholder proposals are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes will have no impact on the outcome of these matters because, as stated above, they are not considered “votes cast” for voting purposes. On the other hand, the ratification of the selection of PwC as the Company’s independent registered public accounting firm is considered a “routine” matter under the current rules of the NYSE, therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.
As with broker non-votes, abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, abstentions are not considered “votes cast.” Accordingly, abstentions will have no impact on the outcome of the proposals contained in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below sets forth certain information as of December 9, 2019 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class B Common Stock	Tyson Limited Partnership 2200 West Don Tyson Parkway Springdale, AR 72762-6999	70,000,000	(1)	99.99%
Class A Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	35,809,760	(2)	12.12%
Class A Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	26,890,382	(3)	9.10%
Class A Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	20,737,692	(4)	7.02%
_______________________________

(1)
70,000,000 shares of Class B Common Stock and 2,743,680 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“TLP”). The limited partners (and their respective partnership interests in the TLP) are as follows: the DT Family 2009, LLC (53.4881%), the BT 2015 Fund (45.2549%) and the JCC Family, LLC (.1257%). Trusts for the descendants of Don Tyson, including Mr. John Tyson, Chairman of the Board of the Company, are the sole members of the DT Family 2009, LLC and the JCC Family, LLC. Ms. Barbara A. Tyson, a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the BT 2015 Fund. Mr. John Tyson is one of the contingent beneficiaries of the BT 2015 Fund. The general partners of the TLP, who in the aggregate have a 1.1313% partnership interest in the TLP, are Mr. John Tyson, Ms. Tyson, Mr. Harry C. Erwin, III and the Donald J. Tyson Revocable Trust of which Mr. John Tyson, Mr. Erwin and Mr. Thomas B. Schueck are the trustees. A managing general partner of the TLP has the exclusive right, subject to certain restrictions, to do all things on behalf of the TLP necessary to manage, conduct, control and operate the TLP’s business, including the right to vote all shares or other securities held by the TLP, as well as the right to mortgage, pledge or grant security interests in any assets of the TLP. However, the TLP has no managing general partner at this time. Until a new managing general partner is selected, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners, which no single general partner currently possesses. The percentage of general partnership interests of the TLP are as follows: Donald J. Tyson Revocable Trust (44.44%); Mr. John Tyson (33.33%); Ms. Tyson (11.115%); and Mr. Erwin (11.115%). The TLP terminates December 31, 2040. The descendants of Don Tyson, including Mr. John Tyson, are the sole beneficiaries of the Donald J. Tyson Revocable Trust. Additionally, the TLP may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the TLP will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the TLP will not be in the best interest of the partners, (ii) an election to dissolve the TLP by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the TLP’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the TLP. Upon dissolution of the TLP, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the TLP assets.

(2)
This amount includes 14,850,296 shares and 35,739,360 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 14, 2019, by T. Rowe Price Associates, Inc. and T. Rowe Price Value Fund. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

(3)
This amount includes 342,053 shares, 78,042 shares, 26,478,400 shares and 411,982 shares in which the holder exercises sole voting power, shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 11, 2019, by The Vanguard Group. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

(4)
This amount includes 18,124,933 shares and 20,737,692 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 6, 2019, by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

SECURITY OWNERSHIP OF MANAGEMENT
The table below sets forth information with respect to the beneficial ownership of Class A Common Stock, as of December 9, 2019, by the Company’s directors (each of whom is a director nominee), named executive officers and by all directors and executive officers as a group (who, individually or collectively, do not directly own any shares of Class B Common Stock):

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership (#)(1)	Percent of Class
John Tyson (2)(3)	3,521,932	1.19%
Gaurdie E. Banister Jr. (4)	29,652	*
Dean Banks (4)	0	*
Mike Beebe (4)	6,984	*
Mikel A. Durham (4)	5,169	*
Jonathan D. Mariner (4)	0	*
Kevin M. McNamara (4)	29,474	*
Cheryl S. Miller (4)	4,323	*
Jeffrey K. Schomburger (4)	4,994	*
Robert Thurber (4)	13,926	*
Barbara A. Tyson (2)(4)	202,267	*
Noel White	290,263	*
Stewart F. Glendinning	62,027	*
Sally Grimes (5)	78,691	*
Donnie King	119,181	*
Scott Spradley	35,618	*
All Directors and Executive Officers as a Group (26 persons)	4,971,551	1.68%
_______________________________

*	Indicates less than 1%.

(1)
The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person's account under the Company's Employee Stock Purchase Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 9, 2019, held by Mr. Glendinning (12,591) and the other executive officers (5,090).

(2)
The amounts in these rows do not include any shares of Class A Common Stock or Class B Common Stock owned by the TLP, of which Mr. Tyson and Ms. Tyson are general partners. The TLP owns 99.99% of the outstanding shares of Class B Common Stock and 0.93% of the outstanding shares of Class A Common Stock, which results in the TLP controlling 70.59% of the aggregate vote of Class A Common Stock and Class B Common Stock. When combined with the total ownership of directors and executive officers as a group, the aggregate voting percentage increases to 71.09%. The TLP and its ownership of such stock are further described in footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.

(3)	Mr. Tyson’s amount includes 1,455,844 shares pledged as security for loans.

(4)
The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made on the date(s) of re-election to the Board by shareholders (see the section titled “Director Compensation for Fiscal Year 2019” in this Proxy Statement) to each of Mr. Banister (9,532); Mr. Banks (4,800); Mr. Beebe (2,786); Ms. Durham (7,587); Mr. Mariner (1,553); Mr. McNamara (50,264); Ms. Miller (2,701); Mr. Schomburger (4,800); Mr. Thurber (39,660); and Ms. Tyson (30,817).

(5)	Ms. Grimes stepped down as the Company’s Group President Prepared Foods effective August 12, 2019.

ELECTION OF DIRECTORS
The number of directors that will serve on the Board following the Annual Meeting is expected to be twelve but may be changed in the manner provided in the Company’s by-laws. Each director is elected until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified. Our by-laws provide that no person shall be nominated to serve as a director after he or she has passed his or her 72nd birthday (the “Retirement Age By-law”), unless the Board has voted, on an annual basis, to waive or continue to waive the Retirement Age By-law for a nominee.
Set forth below is biographical information for each director nominee chosen by the Board to stand for election at the Annual Meeting. The slate consists of nine independent directors and three non-independent directors. Each of the director nominees is currently serving as a director of the Company and, except for Mr. Mariner, was elected at the 2019 annual meeting of shareholders. The Board recommends that each director nominee be elected at the Annual Meeting.

John Tyson, 66, is Chairman of the Board. Mr. Tyson has been a member of the Board since 1984, has served as Chairman since 1998, and served as Chief Executive Officer from 2001 until 2006. Mr. Tyson has devoted his professional career to the Company and brings extensive understanding of the Company, its operations and the protein and food processing industries to the Board. Through his leadership experience gained as Chief Executive Officer, Mr. Tyson provides the Board with critical insight into the Company’s business. In addition, Mr. Tyson, through his association with the Tyson Limited Partnership and his individual shareholding interests, has a substantial personal interest in the Company. The Board believes that Mr. Tyson’s leadership experience and knowledge of the Company acquired through his years of service to the Company and his personal stake in its success qualify him to serve on the Board.

John Tyson

Gaurdie E. Banister Jr., 62, is the founder and CEO of Different Points of View, a family global executive advisory and consulting firm. The company provides advice and counsel on matters ranging from strategic planning and leadership to safety and operational excellence in diverse industries. Previously, from 2007 until 2015, Mr. Banister served as President and CEO of Aera Energy LLC, a $5 billion oil and gas venture jointly owned by Shell and ExxonMobil. Prior to joining Aera Energy, Mr. Banister held a variety of executive positions with Shell. Mr. Banister also serves on the board of Russell Reynolds Associates. Mr. Banister served on the board of the Bristow Group from 2017 to 2019 and on the board of Marathon Oil from 2015 to 2018. Mr. Banister has been a member of the Board since 2011. The Board believes that his more than 35 years in the oil and gas industry, which included significant involvement in the international business, strategic planning, and mergers and acquisitions, along with his leadership experience as a CEO of California’s largest oil and gas producers, qualify him to serve on the Board.

Gaurdie E. Banister Jr.

Dean Banks, 46, was recently appointed President of the Company, with such appointment to become effective December 20, 2019. He has been a member of the Board since 2017. Most recently, he was a senior executive at X, an Alphabet Inc. company, where he led the development of emerging technology projects, since 2016, prior to which he was the Managing Partner at SEED Ventures since 2015. Previously, in 2014 he served as a consultant to Cleveland Clinic Innovations and as the CEO of Occelerator. Prior to those roles, at OrthoHelix (acquired by Tornier, Inc.) he was the SVP of Business Development and Strategic Marketing from 2011 to 2012 and, from 2012 through 2013 at Tornier, the Vice President of Product Excellence. Mr. Banks was the founding CEO and serves on the board of Vergent Bioscience, which develops molecular imaging probes for life science research and development. He formerly served on the board of Connective Orthopaedics and as Chairman of Stratifund, Inc, an online crowdfunding educational platform. The Board believes that his substantial experience as a recognized leader in the innovation and technology industries, together with his expertise in corporate and business development and venture capital investment, qualify him to serve on the Board.

Dean Banks

Mike Beebe, 72, currently serves as a member of the Governors’ Council of the Bipartisan Policy Center (“BPC”) in Washington, D.C. Prior to joining the BPC, he served as the Governor of the State of Arkansas from 2007 to 2015. Prior to the governorship, he served as the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Mr. Beebe also serves on the board of Home BancShares, Inc. Mr. Beebe has been a member of the Board since 2015. The Board believes that his extensive leadership experience, ability to collaborate and his long-time support and understanding of business qualify him to serve on the Board. In consideration of these qualities and Mr. Beebe's tenure on the Board, the Board waived the Retirement Age By-law and nominated him to serve on the Board for the coming year.

Mike Beebe

Mikel A. Durham, 56, has served as Chief Executive Officer of American Seafoods Group, a private organization that harvests and markets a diverse array of seafood products and develops innovative new products for human and animal nutrition and cosmetic and other industrial applications, since 2017. She previously served as the Chief Commercial Officer of CSM Bakery Solutions LLC (“CSM”), a global bakery supply manufacturer from 2014 to 2016. Prior to joining CSM, Ms. Durham held a number of management positions with PepsiCo, Inc. between 2009 and 2014, finally serving as Global Growth Officer for PepsiCo Foodservice. Ms. Durham has been a member of the Board since 2015. The Board believes her background in branded consumer packaged goods, deep understanding of the foodservice industry and experience leading international growth strategies qualify her to serve on the Board.

Mikel A. Durham

Jonathan D. Mariner, 65, is the founder and president of TaxDay, LLC, a private software firm. He previously served as a director for Ultimate Software, a software company engaged in research, development, and delivery of human capital management technology, from 2017 to 2019, where he served as chair of the audit committee and on the compensation committee. In addition, he served as chief investment officer for Major League Baseball from 2015 to 2016 and as chief financial officer from 2002 to 2014, where he led the league’s accounting, treasury and budgeting functions, completed more than a dozen franchise purchase and sale transactions, and helped create the league’s strategic investment fund. Prior to his position at Major League Baseball, Jonathan was the CFO for the Florida Marlins Baseball Club, Florida Panthers Hockey Club and Dolphins Stadium. Mr. Mariner has also served on audit committees of private companies, including McGraw Hill Education and Little League International. He has been a member of the Board since May 2019. The Board believes that Mr. Mariner’s financial expertise and management experience as both a principal financial officer and director of other public and private companies qualify him to serve on the Board.

Jonathan D. Mariner

Kevin M. McNamara
Kevin M. McNamara, 63, is the founding principal of McNamara Family Ventures, a family investment office providing venture and growth capital to health care companies. He is currently a director at SignifyHealth (formerly CenseoHealth), a nationwide leader in physician in-home health assessments, after having served as its Chief Executive Officer from 2015 to June 2018. He also served as an operating partner in Health Evolution Partners, a healthcare focused private equity firm, from April 2013 through October 2014, and in that capacity served on the board of directors of Optimal Radiology Partners. He also served as the Chairman of Agilum Healthcare Intelligence, a healthcare business intelligence company, from 2011 to 2015. He previously served as the Vice Chairman of Leon Medical Centers, a healthcare provider for Medicare patients in Miami-Dade County, Florida, from 2010 to 2011. From 2005 to 2009 he was Executive Vice President, Chief Financial Officer and Treasurer of HealthSpring, Inc., a managed care company. Mr. McNamara also serves on the board of Luminex Corporation. Mr. McNamara has been a member of the Board since 2007. Mr. McNamara’s financial expertise and professional experience are critical to the Board, the Audit Committee and the Compensation and Leadership Development Committee. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Mr. McNamara’s financial expertise and management experience as both a principal financial officer and director of other public companies qualify him to serve on the Board.

Cheryl S. Miller, 47, is President and Chief Executive Officer of AutoNation, Inc., a publicly-traded automotive retailer with major metropolitan franchises and e-commerce operations. She has served in this position since July 2019, prior to which she served as Executive Vice President and Chief Financial Officer since 2014. She also previously served as Treasurer and Vice President of Investor Relations since 2010. Prior to her positions with AutoNation, Inc. Ms. Miller served as Vice President and Treasurer for JM Family Enterprises, a diversified automotive company, and ION Media Networks. Ms. Miller has been a member of the Board since 2016. Her experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies her as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Ms. Miller’s more than 20 years of corporate finance experience, financial statement expertise and deep understanding of public company shareholder matters qualify her to serve on the Board.

Cheryl S. Miller

Jeffrey K. Schomburger, 57, retired as Global Sales Officer, Customer Business Development, for The Procter & Gamble Company (P&G) in 2019, a position he held since 2015. He previously held numerous leadership positions with P&G since joining the company in 1984, including President of P&G’s global Walmart team from 2005 to 2015. Mr. Schomburger has been a member of the Board since 2016. The Board believes that Mr. Schomburger’s deep understanding of the branded consumer packaged goods business and his extensive management experience qualify him to serve on the Board.

Jeffrey K. Schomburger

Robert Thurber, 72, currently retired, served as Vice President of purchasing for Sysco Corporation, which markets and distributes food products to restaurants, healthcare and educational facilities, hotels and inns, and other foodservice and hospitality businesses from 1987 to 2007. Mr. Thurber served as director of Capstone Bancshares, Inc. until 2015. Mr. Thurber has been a member of the Board since 2009. Mr. Thurber’s experience at a leading marketer and distributor of food products to the foodservice industry is particularly relevant given the Company’s position as a leading supplier of high quality protein and other food products to the foodservice industry. The Board benefits greatly from Mr. Thurber’s extensive understanding of the foodservice industry, which provides him the insight necessary to address the challenges, opportunities and operations of the Company’s complex business operations. The Board believes these attributes qualify him to serve on the Board. In consideration of these qualities and Mr. Thurber's tenure on the Board, the Board waived the Retirement Age By-law and nominated him to serve on the Board for the coming year.

Robert Thurber

Barbara A. Tyson, 70, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. She ceased serving as a consultant in 2011. Ms. Tyson has been a member of the Board since 1988. Through her years of experience as both an officer and director of the Company, Ms. Tyson developed an understanding of the Company and its operations, which allows her to assist the Board in its development of the Company’s long-term strategy. Ms. Tyson, as the sole income beneficiary of the BT 2015 Fund, also has a substantial personal interest in the Company. The Board believes that Ms. Tyson’s management experience, understanding of the Company and personal interest in the Company’s success qualify her to serve on the Board.

Barbara A. Tyson

Noel White, 61, is President and Chief Executive Officer of the Company, having been appointed to that position in September 2018. Mr. White has been a member of the Board since October 2018. Prior to his appointment as President and Chief Executive Officer, he served as a Group President Fresh Meats and International and Chief Operations Officer for the Company in 2017, prior to which he served as a President, Poultry since 2013 after serving as a Senior Group Vice President, Fresh Meats since 2009. The Board believes Mr. White's more than 35 years of experience in the food industry with the Company and IBP, inc. (which was acquired by the Company in 2001) and his successful tenure in senior leadership roles with the Company qualify him to serve on the Board.

Noel White
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH COMPANY NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required
Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board contemplates that all of the director nominees will be able to stand for election, but should any director nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board (unless the Board chooses to reduce the number of directors on the Board).

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Family and Other Relationships. Ms. Tyson is the aunt of Mr. Tyson, and Mr. Tyson’s son, Mr. John R. Tyson, is an executive officer of the Company. There are no other family relationships among the director nominees or the Company’s executive officers. By reason of its beneficial ownership of the Company’s common stock, the TLP is deemed to be a controlling person of the Company. Other than the TLP, none of the companies or organizations listed in the director nominees’ biographies above is a parent, subsidiary or affiliate of the Company.

Director Independence. After reviewing all relevant relationships of the directors, the Board has determined that each of director nominees Mr. Banister, Mr. Beebe, Ms. Durham, Mr. Mariner, Mr. McNamara, Ms. Miller, Mr. Schomburger, Mr. Thurber and Ms. Tyson qualify as independent directors in accordance with the NYSE corporate governance rules. In making its independence determinations, the Board considered all relevant transactions, relationships or arrangements disclosed in this Proxy Statement under the section titled “Certain Transactions” and the following:

•
Ms. Durham is Chief Executive Officer of American Seafoods. In fiscal year 2019, the Company acquired MFG (USA) Holdings, Inc., a subsidiary of which is a customer of American Seafoods. During fiscal year 2019, which included prior- and post-acquisition periods, this subsidiary paid American Seafoods $7,774,866 for direct purchases of fish for the manufacture of certain products for a customer of the Company, and such amount represented less than two percent (2%) of American Seafoods’ gross revenues for the comparable period. In fiscal years 2018 and 2017, there were no payments to American Seafoods. Under the NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than the greater of $1,000,000 or two percent (2%) of the affiliated entity's gross revenues in any of the last three fiscal years. Ms. Durham did not personally benefit from any of the purchases. Based on the foregoing facts, the Board has determined that Ms. Durham did not have a direct or indirect material interest in the transactions and this relationship does not affect Ms. Durham's independence.

Board and Shareholder Meetings. The Board held nine meetings and undertook four actions by written consent during fiscal year 2019. Directors’ attendance rate during fiscal year 2019 for all Board and committee meetings was 90.3%. All directors attended at least 75% of the Board and committee meetings they were eligible to attend during fiscal year 2019 with the exception of Ms. Tyson. The Company expects all directors to attend each annual meeting of shareholders. All directors as of the 2019 annual meeting of shareholders attended the meeting.

Executive Sessions; Lead Independent Director. Independent directors meet in executive session without management present each time the Board holds its regularly scheduled quarterly meetings, and these sessions are presided over by the Lead Independent Director. Mr. Banister served as the Lead Independent Director for fiscal year 2019. Effective September 29, 2019, Mr. McNamara was appointed Lead Independent Director. The independent directors held four executive sessions during fiscal year 2019. In addition, each Board committee regularly holds an executive session after each quarterly meeting with the chair of the committee presiding over the executive session.

Leadership Structure. The Board’s current leadership structure consists of a Chairman of the Board and a Lead Independent Director. Pursuant to the Company’s Corporate Governance Principles, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Chairman of the Board as it deems appropriate from time to time. Since 2006, these positions have been held by separate individuals. The Lead Independent Director is annually selected by the Board from among the independent directors. The Board reviews the continued appropriateness and effectiveness of this leadership structure at least annually. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Chairman of the Board, combined with the role of the Lead Independent Director, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Board strikes an appropriate balance between independent directors, management and directors affiliated with the TLP, the Company’s controlling shareholder, which allows the Board to effectively represent the best interests of the Company’s entire shareholder base.

Risk Oversight. Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board’s committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by competition, regulation, general industry trends and capital structure and allocation. Management conducts an enterprise risk assessment with monitoring on a regular basis as well as an evaluation and alignment of its risk mitigation activities. Management reviews the results of these periodic assessments with the appropriate committees of the Board.

The Board’s administration of its risk oversight function has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Audit Committee. The Audit Committee’s primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company’s financial reporting, audit and accounting processes. See the section titled “Report of the Audit Committee” in this Proxy Statement. The present members of the Audit Committee are Mr. Mariner, appointed to the committee and as chairperson on September 29, 2019, Ms. Miller, who was chairperson during fiscal year 2019, Mr. Beebe and Mr. McNamara. During fiscal year 2019, the Audit Committee members were Ms. Miller, as chairperson, Mr. Beebe and Mr. McNamara. Each of the foregoing individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that each of Mr. Mariner, Ms. Miller and Mr. McNamara qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held six meetings during fiscal year 2019.

Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee’s primary functions are to (i) establish the Company’s compensation policies, (ii) oversee the administration of the Company’s employee benefit plans, and (iii) oversee the development, retention and succession of the Company’s executive officers. The present members of the Compensation and Leadership Development Committee are Mr. Banister, as chairperson, Mr. McNamara and Mr. Schomburger. Each member of the Compensation and Leadership Development Committee qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to compensation committees. In addition, each member of the Compensation and Leadership Development Committee meets the definition of “outside director” under Section 162(m) of the Internal Revenue Code, as in effect prior to the 2017 changes in the tax law (“Section 162(m)”) and “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation and Leadership Development Committee held five meetings during fiscal year 2019.

Although the Compensation and Leadership Development Committee is currently composed entirely of independent directors, is governed by a charter in accordance with NYSE rules, and intends to conduct annual performance evaluations, the Company has elected to rely on the “controlled company” exemption from certain of the NYSE corporate governance rules applicable to compensation committees, including the requirements that the Compensation and Leadership Development Committee:

•	determine and approve the compensation of the Chief Executive Officer; and

•
take into consideration any factors relevant to a person’s independence from management before selecting such person as a compensation consultant, legal counsel or other adviser to the Compensation and Leadership Development Committee.

While the Company has elected not to implement NYSE corporate governance rules requiring the Compensation and Leadership Development Committee to determine the compensation of the Chief Executive Officer, the Compensation and Leadership Development Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003. For more information regarding the duties of the Compensation and Leadership Development Committee, see the subsection titled “How We Determine Compensation—Role of the Compensation and Leadership Development Committee” under the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

Governance and Nominating Committee. The Governance and Nominating Committee’s primary functions are to (i) review and recommend to the Board Corporate Governance Principles applicable to the Company; (ii) review and recommend to the Board a Code of Conduct applicable to the Company; (iii) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; and (iv) identify, evaluate and recommend individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders.

The present members of the Governance and Nominating Committee are Mr. Thurber, as chairperson, Mr. Beebe and Ms. Durham. Mr. Banks was also a member of the Governance and Nominating Committee during fiscal year 2019. His committee assignment concluded November 14, 2019. The Governance and Nominating Committee held four meetings and undertook one action by written consent during fiscal year 2019.

While the Company has not established minimum qualifications for director nominations, the Company has established, and the Governance and Nominating Committee charter contains, criteria by which the Governance and Nominating Committee is to evaluate candidates for recommendation to the Board. In evaluating candidates, the Governance and Nominating Committee takes into account the applicable requirements for directors under the Exchange Act, the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Governance and Nominating Committee also may take into consideration the factors and criteria set forth in the Company’s Corporate Governance Principles and by-laws and such other factors or criteria that the Governance and Nominating Committee deems appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. While the Governance and Nominating Committee does not have a formal policy on diversity with regard to its consideration of nominees, it considers diversity in its selection process and seeks to nominate candidates that have a diverse range of views, backgrounds, leadership and business experiences.

The Governance and Nominating Committee may consider candidates suggested by management or other members of the Board. In addition, the Governance and Nominating Committee may consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairman of the Governance and Nominating Committee in the manner described in the section of this Proxy Statement titled “Shareholder Communications.” Shareholders who wish to nominate a candidate to the Board must submit such nominations in accordance with the Company’s by-laws as discussed below in the section of this Proxy Statement titled “Shareholder Proposals and Director Nominations.”

Strategy and Acquisitions Committee. The Strategy and Acquisitions Committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities relating to long-term strategy for the Company, risks and opportunities relating to such strategy, and strategic decisions regarding investments, acquisitions and divestitures by the Company. Among other things, the Strategy and Acquisitions Committee is required to develop, together with the Chief Executive Officer and enterprise leadership team, and recommend to the Board an annual strategic plan and long-term strategy and to continuously monitor the Company’s progress against such plan. The present members of the Strategy and Acquisitions Committee are Ms. Durham, as chairperson, Mr. Banister and Mr. Schomburger. During fiscal year 2019, the Strategy and Acquisitions Committee members were Ms. Durham, as chairperson, Mr. Banister and Mr. Schomburger. Mr. Banks was also a member of the Strategy and Acquisitions Committee during fiscal year 2019. His committee assignment concluded November 14, 2019, The Strategy and Acquisitions Committee held four meetings and undertook two actions by written consent during fiscal year 2019.

Executive Committee. The Executive Committee’s primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws; however, its actions are typically ministerial, such as approving (i) the opening and closing of bank accounts and (ii) amendments to benefit plans for which Compensation and Leadership Development Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed for ratification by the Board at the following quarterly Board meeting. The members of the Executive Committee are Mr. Tyson, Mr. McNamara and Ms. Tyson. The Executive Committee undertook six actions by written consent during fiscal year 2019.

Corporate Governance Principles; Committee Charters; Code of Conduct. The Board has adopted Corporate Governance Principles, and each of the board committees, other than the Executive Committee, has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s Investor Relations website at http://ir.tyson.com and in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.

Compensation Committee Interlocks and Insider Participation. The present members of the Compensation and Leadership Development Committee are Mr. Banister, Mr. McNamara and Mr. Schomburger. All members of the Compensation and Leadership Development Committee during fiscal year 2019 were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Compensation and Leadership Development Committee serving during fiscal year 2019 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2019, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Leadership Development Committee or Board.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2019
In fiscal year 2019, the Company’s Director Compensation Policy provided the following elements of compensation to non-employee directors:

•	An annual retainer of $105,000 (payable in quarterly installments).

•
A grant of a deferred stock award for shares of Class A Common Stock having a value of $160,000 on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after the director ceases to serve on the Board. The director may elect, however, to not have the award deferred and instead be distributed on the date of election or re-election, as applicable.

•	An additional annual retainer (payable in quarterly installments) for each of the following positions in the amounts shown:

Lead Independent Director	$25,000
Chairperson of the Audit Committee	$20,000
Chairperson of the Compensation and Leadership Development Committee	$20,000
Chairperson of the Governance and Nominating Committee	$20,000
Chairperson of the Strategy and Acquisitions Committee	$20,000
Each non-employee director also had the option to defer any portion of his or her cash retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. Except for Mr. McNamara, none of our non-employee directors opted to defer any portion of the cash retainer or receive Class A Common Stock in lieu of the cash retainer.
The table below summarizes the total compensation earned or paid by the Company to non-employee directors with respect to fiscal year 2019.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(3)	Total ($)
Gaurdie E. Banister Jr.	150,000	160,000	0	0	0	2,782	312,782
Dean Banks	105,000	160,000	0	0	0	12,815	277,815
Mike Beebe	105,000	160,000	0	0	0	4,337	269,337
Mikel A. Durham	125,000	160,000	0	0	0	13,170	298,170
Jonathan Mariner (4)	52,500	120,000	0	0	0	0	172,500
Kevin M. McNamara(5)	105,000	160,000	0	0	0	2,325	267,325
Cheryl S. Miller	125,000	160,000	0	0	0	0	285,000
Jeffrey K. Schomburger	105,000	160,000	0	0	0	4,796	269,796
Robert Thurber	125,000	160,000	0	0	0	7,232	292,232
Barbara A. Tyson(6)	105,000	160,000	0	0	0	13,110	278,110
_______________________________

(1)
The amounts in this column represent the grant date fair value of deferred stock awards granted in fiscal year 2019. The Company has determined the fair value of these awards in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2019. Recipients of these awards are entitled to dividends during the deferral period. These dividends are converted to additional shares and credited to each recipient, who then receives these additional shares upon distribution.

(2)
As of the last day of fiscal year 2019, outstanding deferred stock awards, per individual elections, for individuals serving as non-employee directors during fiscal year 2019 were as follows: Mr. Banister (9,532); Mr. Banks (4,800); Mr. Beebe (2,786); Ms. Durham (7,587); Mr. Mariner (1,553); Mr. McNamara (50,264); Ms. Miller (2,701); Mr. Schomburger (4,800); Mr. Thurber (39,660); and Ms. Tyson (30,817).

(3)	The amounts in this column, other than as noted in footnote 6, represent taxes reimbursed to the recipient in connection with the use of Company-owned aircraft.

(4)
Mr. Mariner was elected to the board in May 2019.  He received two quarterly retainers during fiscal year 2019 for his participation in two quarterly meeting cycles.  As director stock awards are granted in February of each year following director elections, his stock award was prorated for the nine months of that grant year.

(5)	Mr. McNamara elected to receive one quarterly retainer (totaling $26,250) in the form of Class A Common Stock.

(6)	This amount represents premiums paid by the Company for a health insurance plan.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit Committee has selected PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2020. Shareholders are asked to ratify this selection at the Annual Meeting. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit Fees
The fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended September 28, 2019 and September 29, 2018, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years were $7,377,322 and $5,663,007, respectively.
Audit-Related Fees
Aggregate fees billed or expected to be billed by PwC for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years ended September 28, 2019 and September 29, 2018, and not included in the audit fees listed above, were $227,160 and $2,102,724, respectively. For the fiscal years ended September 28, 2019 and September 29, 2018, these services comprise engagements to perform audits of employee benefit plans, a due diligence project and audit work related to information systems and new accounting pronouncements in the year prior to implementation.
Tax Fees
Aggregate fees billed or expected to be billed by PwC for tax compliance, tax advice and tax planning, which included expatriate tax services, federal research and development credit consulting and tax audit assistance, for each of the fiscal years ended September 28, 2019 and September 29, 2018, were $493,569 and $756,237, respectively.
All Other Fees
For each of the fiscal years ended September 28, 2019 and September 29, 2018, PwC billed the Company $6,300 and $1,773, respectively, for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These amounts were for on-line research tools for accounting and financial reporting rules and guidance.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accounting firm. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accounting firm. For non-audit services, any person requesting that such services be performed by the independent registered public accounting firm must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accounting firm over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the Company’s Chief Accounting Officer and Chief Financial Officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement before the engagement can proceed. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accounting firm during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit of the fiscal year in which the non-audit services were provided.

Board Recommendation

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 3, 2020.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2020, requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of PwC by shareholders is not required by law. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify the selection of this firm, the Board will reconsider the matter.

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION
The Company is offering its shareholders an opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.
At the Company’s 2017 annual meeting of shareholders, shareholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote every three years. Accordingly, the Board decided, as previously disclosed, that the non-binding vote to approve the compensation of the Company’s named executive officers will be held every three years, at least until the next non-binding shareholder vote on the frequency with which the non-binding advisory vote to approve the compensation of the Company’s named executive officers shall be held. The next non-binding advisory vote to approve the compensation of the Company’s named executive officers will therefore be held at the Company’s 2023 annual meeting of shareholders
In deciding how to vote on this proposal, the Company encourages you to review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for a detailed description of the Company’s executive compensation program. As described in the “Compensation Discussion and Analysis,” the Compensation and Leadership Development Committee has designed the Company’s compensation program to provide a competitive level of compensation deemed necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of the Company’s executive compensation program:

•	Shareholder Alignment. Executive compensation should be appropriately linked with the Company’s financial performance and the creation of shareholder value.

•
Attract, Motivate and Retain Key Employees. Executive compensation should be competitive with the organizations with which the Company competes for talent in order to attract, motivate and retain superior executive talent for the long-term.

•
Link Pay to Performance. As an executive’s responsibility increases, a larger portion of his or her total compensation should be “at-risk” incentive compensation (both short- and long-term), subject to corporate, segment, individual, stock price and/or earnings performance measures.

The Company asks for your advisory approval of the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as described in this proxy statement, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the section entitled ‘Compensation Discussion and Analysis,’ the Summary Compensation Table and the other related disclosure and tables.”

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required
Approval of the non-binding advisory resolution relating to the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSALS

The Company has received notice of the intention of shareholders to present two separate proposals for voting at the Annual Meeting. The texts of the shareholder proposals and supporting statements appear exactly as received by the Company. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponents of those shareholder proposals. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponents of any shareholder proposal upon request made to the Company’s corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524.

SHAREHOLDER PROPOSAL REGARDING DEFORESTATION

Whereas: Tyson Foods, Inc. (Tyson) utilizes beef, soy, palm oil, and pulp/paper in its business. These commodities are leading drivers of deforestation.
Deforestation contributes to climate change, biodiversity loss, soil erosion, disrupted rainfall patterns, land conflicts, and forced labor. Commercial agriculture and ranching drives two-thirds of tropical deforestation and is the second largest driver of global climate change. There is a growing consensus that deforestation and climate crisis must be addressed.
Companies that do not adequately address and mitigate exposure to deforestation in their supply chains are vulnerable to material financial risk. Those that fail to take proactive measures are increasingly vulnerable to interruption from regional, global, and local government regulations and enforcement. The devastating effects of deforestation have received extensive coverage from international media outlets, such as The New York Times and Bloomberg. Reputational damage has been shown to impact a company’s value by as much as 30 percent.1
In light of shifting market expectations for sustainable production of commodities linked to deforestation, more than 450 companies, including industry peers, have committed to eliminating deforestation within their supply chains:

•	JBS S.A., a leading global animal protein processing company, has committed to zero deforestation in its been and soy supply chains;

•	Cargill has committed to eliminate deforestation across its entire agricultural supply chain by 2030; and

•	Hormel Foods Corporation has reaffirmed the Consumer Goods Forum’s commitment to achieve deforestation-free supply chains by 2020.

By contrast, Tyson recognizes “escalating” stakeholder concern over deforestation in its 2018 Sustainability Report, but has no public statements or commitments regarding deforestation. Ending deforestation would help Tyson achieve its goal of reducing GHG emissions by 30% by 2030, as agricultural emissions constitute 80% of the Company’s total Scope 3 emissions.
Furthermore, the Company has limited transparency around its supply chain risks and practices: although Tyson reports to CDP, it does not disclose information on either its palm oil or international supply chains, which are higher-risk for deforestation. In the 2018 Forest 500 assessment, Tyson scored 1/5, compared with Cargill and JBS, which both scored 3/5.
Failure both to meet shifting consumer and market expectations and to keep pace with industry peers could expose the company to significant business risks, including restricted market access, damage to its brand value, loss of goodwill, and supply chain disruption.
Resolved: Shareholders request that Tyson issue a report to investors by July 30, 2020 at reasonable expense and excluding proprietary information, including quantitative data on its global supply chain impacts on deforestation, and assessing if and how the company could increase the scale, pace, and rigor of its efforts to eliminate deforestation from its supply chains.
_________________________
1 https://chainreactionresearch.com/report/deforestation-driven-reputation-risk-could-become-material-for-fmcgs/
Supporting Statement: Proponents defer to management’s discretion, but believe meaningful indicators in such disclosure could include:

•	Reporting any progress toward specific no-deforestation policies for all relevant commodities;

•	Reporting evidence of proactive implementations efforts, such as time-bound plans, verification process, and non-compliance protocols; and

•	Public disclosure of progress toward these goals through CDP Forest Questionnaire or similar platforms.

Board of Directors’ Statement
In Opposition to Shareholder Proposal Regarding Report on Deforestation Impacts

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

Though a deforestation risk assessment performed in 2017 indicated a low risk of deforestation impacts through the Company’s supply chain, the Company is currently undertaking a new global deforestation risk assessment of its agricultural supply chains prompted, primarily, by the recent expansion of its international operations footprint. The Company has engaged high-quality, independent third parties to perform the assessment. The assessment is expected to identify potential risks of deforestation impacts in the company’s sourcing origins. The scope of the assessment encompasses the Company’s global operations and supply chain. This includes the company’s operations and sourcing activities in the United States, China, India, Korea, Thailand, Malaysia, Australia, Europe, and Brazil. Following the assessment, the Company expects to develop regional strategies to reduce deforestation risk in line with such strategies’ expected effectiveness and existing and proposed laws and regulations related to deforestation in jurisdictions of concern.

We anticipate having preliminary results of the deforestation risk assessment during the first quarter of calendar year 2020, and a deforestation policy draft in early calendar year 2020. We would expect to develop, if warranted, an integrated deforestation mitigation strategy thereafter, depending on the findings of the risk assessment and policy prescriptions. In summary, the Company has already substantially undertaken the actions the proponent requests.

In addition to the activities related to the deforestation risk assessment, the Company has responded to the CDP forest questionnaire the past two years and intends to continue these reporting practices. Also, the Company recently became a member of the Round Table on Responsible Soy, an organization that promotes responsible production, processing and trading of soy on a global level. The Company is also a member of the Roundtable on Sustainable Palm Oil, which works with stakeholders from across the palm oil industry to develop global standards to define and certify sustainable palm oil.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL REGARDING CORPORATE LOBBYING

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether Tyson’s lobbying is consistent with Tyson’s expressed goals and in the best interest of shareholders.
Resolved, the shareholders of Tyson Foods (“Tyson”) request the preparation of a report, updated annually, and disclosing the following information:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications;

2.	Payments by Tyson used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient;

3.	Tyson’s membership in and payments to any tax-exempt organization that writes and endorses model legislation;

4.	Description of the decision-making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” in a communication directed to the general public that (a) refers to specific legislation of regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Tyson is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Tyson’s website.
Supporting Statement
    We encourage transparency in Tyson’s use of funds to lobby. Tyson spent over $14 million on federal lobbying since 2010. This does not include state lobbying expenditures, where Tyson also lobbies but disclosure is uneven or absent. Tyson has drawn attention for its lobbying on industry regulations (“Chicken Farmers Thought Trump Was Going to Help Them. Then His Administration Did the Opposite,” Pro Publica, June 5, 2019).
Tyson serves on the board of the Business Roundtable, which spent over $50 million on lobbying for 2017 and 2018 and is lobbying against the right of shareholders to file resolutions. Tyson is also on the board of the National Chicken Council (NCC) and belongs to the National Cattlemen’s Beef Association. Unlike peer group members Coca-Cola, Kraft Heinz, Mondelez and Pepsico, Tyson does not disclose memberships in, or payments to, trade associations, or the amounts used for lobbying on its website.
We are concerned that Tyson’s lack of trade association disclosure presents reputational risk. For example, Tyson is committed to protect food safety and worker health and safety, yet the NCC has lobbied the USDA to increase line processing (“Workers Fear Injury as Administration Clears Way for Faster Chicken Slaughter,” Civil Eats, November 7, 2018). Tyson uses the Global Reporting Initiative for sustainability reporting, yet currently fails to report “any differences between its lobbying positions and any stated policies, goals, or other public positions” under Standard 415.
We urge Tyson to expand its lobbying disclosure.

Board of Directors’ Statement
In Opposition to Shareholder Proposal Regarding Corporate Lobbying

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

As an initial matter, we note that the proposal overstates the actual amount the Company paid for certain lobbying activities. The focus of the proposal appears to be on ensuring the transparency and accountability of the Company’s lobbying and political activities.  The Company has from time to time pursued and will continue to pursue efforts to help inform public policy decisions at both the state and federal levels that have the potential to affect our customers, Team Members, and the communities in which we operate. We believe, however, that the Company already has in place a number of policies and processes that ensure the transparency and accountability sought by the proposal. Our Code of Conduct, which is certified annually by each Team Member, requires us to adhere to strict laws governing corporate political activities, lobbying, and contributions that vary around the globe. For this reason, we have specific individuals with the responsibility of engaging in efforts to discuss legislation or government policy with political officials. The Code of Conduct is publicly available to all shareholders on our website at ir.tyson.com under “Corporate Governance”. We also disclose to the U.S. House and Senate corporate expenditures paid to trade associations that are involved with advocacy efforts, and our reports are publicly available at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm; and http://lobbyingdisclosure.house.gov.

In addition, the Company has a policy requiring that all political contributions made by the Company will be made and reported in accordance with all applicable federal, state, and local laws. All political contributions from the Company must be made through the Company’s Government Affairs department and must be approved by an officer in such department.

The Company also has a political action committee (“TYPAC”) that is a multicandidate committee. TYPAC is required to comply with all laws and files mandatory disclosures of receipts and disbursements with the Federal Election Commission, which are available at http://fec.gov/. Certain of the Company’s executive officers and other Team Members are the officers of TYPAC, and contributors are salaried management Team Members. The Company’s senior vice president of government affairs must approve disbursement requests.

The proposal also highlights a particular concern regarding the transparency of trade associations to which the Company may belong. Participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members, but that we believe that the associations take many positions and address many issues in a meaningful and influential manner and in a way that will be to the Company’s benefit. Furthermore, we continually evaluate our support of office-holders, industry groups, and other associations to focus on key supporters of initiatives of value to the interests of the Company and its shareholders. As noted, we have in place reporting and compliance policies and procedures to ensure that our contributions are made in accordance with applicable law, and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations of which we are a member. And, as discussed above, the Company is required to, and does, make certain disclosures at the federal level related to federal political activity, specifically lobbying.

We believe that participating in the political process in a transparent manner is key to good governance and an important way to enhance shareholder value and promote healthy corporate citizenship. However, given the existing system of reporting and accountability already in place for the Company, the proposal would require the Company to produce duplicative information that we already disclose, incurring additional expense with no added benefit to shareholders. If adopted, because the proposal would apply only to Tyson and to no other company in its industry, it could also result in a competitive disadvantage for the Company.

For the reasons stated above, the Board recommends a vote AGAINST this proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL REGARDING HUMAN RIGHTS DUE DILIGENCE

Report on Human Rights Due Diligence
2020- Tyson Foods
Whereas: Corporation have a responsibility to respect human rights within company-owned operations and business relationships under the UN Guiding Principles on Business and Human Rights. To meet this responsibility, companies are expected to conduct human rights due diligence to assess, identify, prevent, mitigate and remedy adverse human rights impacts.
As the largest industrial meat producer, Tyson faces significant human rights risks, impacting the rights of workers and farmers, and the rights to health, water and safe environment. Robust human rights due diligence, including a human rights impact assessment informed by meaningful stakeholder consultation, would help prevent harm, reduce fines for violations, and preserve the company’s social license to operate and future business opportunities.1
As a result of market consolidation, contract growers experience severe financial pressure, dependence, and unfair business relationships. Some farmers report mistreatment, racial discrimination, and retaliation. 2
Rapid line speeds and demands to increase productivity put poultry workers at risk of serious labor rights violations, including risk and amputations or chemical exposure resulting from inadequate safety gear or training.3 These conditions may enable poor food safety practices and adverse health impacts.4 Workers also face sexual harassment and discrimination.
Failure in Tyson’s management of water quality risks and inadequate provision of remedy to impacted communities interfere with the right to water. Recently, an Alabama facility leaked untreated wastewater into the Black Warrior River, exposing communities to unsafe bacteria levels and killing of 175,000 fish.5 Communities that rely on this river for fishing, leisure, and economic development report that Tyson did not adequately communicate about the local water quality impacts. The Community has filed a lawsuit seeking remedy.6
Tyson recently expanded its international footprint into new geographies that may present unique human right risks.7 For example, in the Thai poultry industry there are reports of forced labor, wage and hour violations, poor worker health and safety, which may impact Tyson’s workforce.8

While Tyson’s Code of Conduct and Supplier Code mention human rights, there is inadequate disclosure demonstrating effective implementation of human rights commitments throughout the value chain to address Tyson’s salient human right risks - especially risks beyond workers’ rights. Tyson committed to improve working conditions in 2017 but does not comprehensively report on progress towards effective implementation across plants, worker-led monitoring, or improvements in workers’ ability to exercise their rights.9
Resolved: Shareholders request the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on Tyson’s human rights due diligence process to assess, identify, prevent mitigate, and remedy actual and potential human rights impacts.
Supporting Statement: The report should:

•	Identify and assess the human rights impacts of Tyson’s business activities, including company-owned operations, suppliers, and contractors, and plans to prevent and mitigate harm;

•	Explain the types and extent of stakeholder consultation; and

•	Discuss how Tyson tracks effectiveness of its human rights due diligence.
_____________________
1 Tyson paid $164,236,887 since 2000, https://violationtracker.goodjobfirst.org/parent/tyson-foods; http://nototyson.com/
2 https://www/propublica.org/article/chicken-farmers-thought-trump-was-going-to-help-them-then-his-administration-did-the-opposite; https://www.propublica.org/article/how-a-top-chicken-company-cut-off-black-farmers-one-by-one
3 https://5newsonline.com/2019/06/18/emergency-responders-answering-hazmat-call-at-tyson-in-springdale/
4 https://www.fsis.usda.gov/wps/portal/fsis/topics/recalls-and-public-health-alerts/recall-case-archive/archive/2019/recall-034-2019-exp-release; https://www.nbcnews.com/politics/white-house/tyson-wants-fewer-government-inspectors-one-its-beef-plants-food-n1041966; https://www.cbsnews.com/news/tyson-chicken-recall-2019-95-tons-of-chicken-fritters-after-plastic-parts-found/
5 http://blackwarriorriver.org/tyson-fish-kills
6 http://mountaineagle.com/stories/sipsey-heritage-commision-seeking-action-tyson-foods-inc,20984
7 https://www.tysonfoods.com/news/news-releases/2019/6/tyson-foods-completes-acquisition-thai-and-european-operation-brf-sa
8http://hrn.or.jp/wpHN/wp-content/uploads/2019/06/Labour-Rights-Violations-in-the-Thai-Poultry-Industry-within-the-Supply-Chains-of-Japanese-Companies-2019-2nd-Ed.pdf

Board of Directors’ Statement
In Opposition to Shareholder Proposal Regarding Human Rights Report

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

We disagree with the implications raised in the proposal. The Company greatly values the health and safety of its employees, or Team Members, and is focused on maintaining a safety culture with the goal of eliminating workplace incidents, risks and hazards. We are committed to making a positive impact in the communities in which we operate around the world by conducting business in a sustainable and ethical manner, and we support the principles contained within the United Nation’s Universal Declaration of Human Rights and the International Labor Organization Labor Standards.

The focus of the proposal appears to be on ensuring the Company adopts and implements suitable efforts to respect the human rights of the Company’s Team Members and the communities in which it operates. The Board agrees that human rights due diligence is important and the Company is strongly committed to promoting social responsibility and human rights in every area of its operations throughout the world. The Board believes the Company’s present policies and practices appropriately and adequately address the concerns raised in the proposal. Additionally, the Board believes that a separate human rights report is not an effective way for the Company to “assess, identify, prevent and mitigate actual and potential human rights impacts.”

The Company’s human rights practices are grounded in its Code of Conduct, Core Values, and Team Member Promise, which outline the many rights, benefits, requirements and responsibilities enjoyed by and expected of Team Members. Pursuant to the Code of Conduct, the Company does not tolerate child or forced labor in any of its operations or facilities. Further, the Company strives to comply with all applicable wage and hour laws, and respect its employees’ rights to join or not join a trade union or to have recognized employee representation in accordance with local law. The Code of Conduct is publicly available to all shareholders on our website at ir.tyson.com under “Governance”. The Company requires its Team Members and Board of Directors to complete Code of Conduct training annually. The Company’s Core Values of being honorable and operating with integrity, being faith-friendly and inclusive, serving as stewards of the resources entrusted to us, and providing a safe work environment form the foundation for who we are, what we do, and how we do it, are affirmed annually by all Team Members. Finally, the Team Member Promise is a commitment to making sure Team Members have the tools, resources and support necessary to meet their responsibilities, be successful, and achieve their goals.

The Company is already engaged in a number of additional practices that further make the report requested by the proponent unnecessary. We maintain a social compliance audit program for our facilities designed, among other things, to ensure our Team Members understand their rights, benefits and responsibilities related to workplace conditions, which include worker treatment, voice, compensation, and safety. An independent third-party audits approximately twenty-five percent of our production facilities each year to verify our adherence to this program, and those results are published in the Company’s sustainability report issued each year and available at https://www.tysonfoods.com/innovation/food-innovation/food-quality-leader/certifications-and-programs. Additionally, the Company recently joined the United Nations Global Compact, which requires an annual communication of progress reiterating the Company’s commitment to the global compact and how it is upholding the commitment to the Compact’s principles, including those related to human rights. Finally, the Company maintains an “Ethics Help Line” operated by an independent third party through both a toll-free phone number and a web-based reporting mechanism for Team Members to anonymously report suspected violations of our Code of Conduct or the law. The Ethics Help Line provides insight into how the Company’s Code of Conduct is being implemented across the organization, the number of Ethics Help Line contacts and general areas of complaint, which are published in the Company’s annual sustainability report.

The Company depends on independent farmers to supply its plants with chicken, cattle, hogs, and turkey. We strive to support farmers in their efforts to run their businesses wisely and to be independent and sustainable enterprises. While the Company does not have responsibility for the day-to-day management of these operations, the Company does require that farmers comply with all local, state, and federal regulations applicable to their operations.

In 2010, we implemented a Supplier Code of Conduct, which is incorporated into supply contracts, that sets forth the principles and high ethical standards that we strive to achieve and expect our supply partners to achieve throughout the course of our business relationship. These principles and ethical standards include, among other things, a dedication to observing fair labor practices and having controls in place that: verify the employment eligibility of their employees; respect the right of employees to freely associate; ensure compliance with applicable wage and hour laws; and prohibit discrimination, forced labor, and child labor. The Company fully expects its supply partners to demonstrate a strong commitment to ethical behavior and to operate in a manner that strives to responsibly manage the impacts of their operations on their workers.

Lastly, we are committed to our role as a steward of the environment in the areas where we do business. We have committed to support improved environmental practices on two million acres of corn production by the end of 2020, which we believe is the largest-ever land stewardship commitment by a U.S. based protein company. In furtherance of our announced goal of reducing greenhouse gas emissions thirty percent by 2030, we expect this will lower the greenhouse gas emissions generated by our supply chain by reducing the amount of fertilizer applied per acre of corn production and thereby reducing total nitrous oxide emissions.

In light of our current policies and continuous efforts to protect human rights throughout our operations, the preparation of an additional report as requested by this shareholder proposal is unnecessary and not in our shareholders’ best interest. Accordingly, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL REGARDING SHARE RETENTION POLICY

RESOLVED: Shareholders of Tyson Foods, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (“Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s Supplemental Executive Retirement Plan.
Shareholders recommend the Committee adopt a share retention percentage requirement of at least 25 percent of net after-tax shares awarded. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. The policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.
SUPPORTING STATEMENT:
Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation of senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from equity compensation plans. Our proposal seeks to better link executive compensation with long-term performance.
In our opinion, the Company’s current share ownership guidelines for senior executives do no go far enough to ensure the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term. We believe that requiring senior executives to only hold share equal to a set target loses effectiveness over time. After satisfying these targets holding requirement, senior executives would be free to sell all the additional shares they receive in equity compensation. We believe that requiring executives to retain a portion of all annual stock awards provides incentives to avoid short-term thinking and to promote long-term, sustainable value.

Board of Directors’ Statement
In Opposition to Shareholder Proposal Regarding Executive Share Retention

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

The Company’s current executive compensation program and governance practices are strongly aligned with shareholders’ interests. Evidence for this alignment is straightforward and instructive. Each of the Company’s most recent five years’ total returns have materially exceeded the S&P 500 Index and the Company’s peer group. The information in this sentence shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934. And this performance was accomplished under the Company’s existing share ownership guidelines, which require our Chief Executive Officer to maintain six times his or her annual salary in qualified Company shareholdings, notably which does not include “at risk” equity grants such as stock options and unvested performance shares. Each member of the executive leadership team, which includes all of the non-director NEOs in this Proxy Statement, is required to maintain two times his or her annual salary in qualified Company shareholdings.

The proponent fails to explain how the proposal would have enhanced the Company’s performance during this period.

The Company’s future success depends largely on the continued service and availability of its executive team. Experienced executives in the food industry are in high demand, and competition for their talents is intense. The Company believes that a policy that would require senior executives to hold 25% of their equity awards until reaching normal retirement age (i) is excessive and (ii) would put the Company at a competitive disadvantage for recruiting and retaining talented executives. The Company’s current ownership requirements were implemented following benchmarking studies of similarly situated companies, and, to the Company’s knowledge, policies such as the one proposed are not common practice among the Company’s peer group.

Moreover, consistent with the Company’s aligning of its policies with shareholders’ interests, our Securities Trading Policy prohibits our executives from “hedging” their Company shareholdings, including a ban on short sales of Company shares.

In short, the Board believes that replacement of its share ownership requirements will improve neither the corporate governance nor the long-term financial performance of the Company.

For the reasons stated above, the Board recommends a vote AGAINST this proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.

Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chairman, our Chief Executive Officer, our Chief Financial Officer, certain other executive officers who were the most highly compensated in fiscal year 2019 and our former Group President Prepared Foods. These individuals, referred to as “named executive officers” or “NEOs,” are identified below along with their offices held during fiscal year 2019:

•	John Tyson, Chairman of the Board (“Chairman”)

•	Noel White, President and Chief Executive Officer (“CEO”)

•	Stewart Glendinning, Executive Vice President and Chief Financial Officer (“CFO”)

•	Sally Grimes, former Group President Prepared Foods

•	Donnie King, Group President International and Chief Administration Officer

•	Scott Spradley, Chief Technology Officer
Ms. Grimes served as Group President Prepared Foods through August 12, 2019 and has continued to serve as Executive Vice President. She intends to retire from the Company on December 31, 2019. Mr. King retired from the Company in 2017 and rejoined the Company as Group President International on January 22, 2019 and assumed the role of Chief Administration Officer on February 24, 2019. On November 6, 2019, the Company announced that Dean Banks would become President, effective December 20, 2019, and Mr. White would continue as CEO.
Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide competitive compensation necessary to attract, motivate and retain talented and experienced executives to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our executive compensation program.
Shareholder Alignment. We work to appropriately link executive pay with the Company’s financial performance and shareholder value creation.
Attract, Motivate and Retain Key Employees. We shape our executive compensation to be competitive with the organizations with which we compete for talent in the food industry and with other public and private companies so that we can attract, motivate and retain superior executive talent for the long-term.
Link Pay to Performance. We make a substantial portion of executive compensation variable, or “at-risk,” through incentive awards based on Company earnings and performance goals.
How We Determine Compensation
Role of the Compensation and Leadership Development Committee. In general, the Compensation and Leadership Development Committee (the “Compensation Committee”) works with management and external experts to set the Company’s executive compensation philosophy and objectives and to compensate key executives accordingly. More specifically, the Compensation Committee periodically reviews and approves:

•
the Company’s stated compensation philosophy, corporate goals and objectives relevant to management compensation and total compensation policy to evaluate whether they support business objectives, create shareholder value, are consistent with shareholder interests, attract, motivate and retain key executive talent and link compensation to corporate performance;

•	the peer group used for competitive pay/performance benchmarking (see “Role of Compensation Consultants/Benchmarking.” below for more details); and

•	the total compensation for NEOs and other executive officers.
The Compensation Committee’s charter describes additional duties and responsibilities of the Compensation Committee with respect to the administration, oversight and determination of executive compensation. A copy of the Compensation Committee’s charter can be found on the Company’s Investor Relations website at http://ir.tyson.com.
The Compensation Committee intends for its decisions to be consistent with tax regulations, relevant law and NYSE listing requirements while also ensuring that compensation matters are handled in a manner satisfactory to the Company’s principal shareholder. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation

Committee is not required to determine the compensation of our CEO in its sole discretion. However, the Compensation Committee has approved the employment contracts and total compensation for the chief executive officer position since 2003.
The Compensation Committee is expressly authorized in its charter to retain outside legal, accounting or other advisors or experts at the Company’s expense. For fiscal year 2019 compensation decisions, the Compensation Committee used general industry and peer group information provided to the Company by Korn Ferry (“Korn Ferry”).
Say on Pay. Approximately 98% of the votes cast at the 2017 Annual Meeting of Shareholders on the non-binding advisory vote on our named executive officer compensation were voted in support of our executive compensation program.  Consistent with our shareholders’ approval, the Compensation Committee continued to apply the same effective principles and philosophy it has used in prior years while also monitoring market trends and best practices to determine executive compensation and will continue to consider shareholder concerns and feedback.
Executive Officer Compensation Structure. Our executive officers are compensated based on a pay structure (including salary, target annual incentive, and long-term (i.e. equity) grants) determined for their respective roles and job grades within the Company’s job grade structure. The pay structure for an executive considers the role, scope, capabilities and experience of the executive.
Our executive compensation structure is periodically reviewed by our human resources group and senior management based on their collective review of information about the Compensation Peer Group (as discussed below) and recommendations provided by the Company’s compensation consultant (Korn Ferry during fiscal year 2019) together with analysis of market trends and data of executive compensation at large public and private companies (“General Industry Data”). The most recent review was during fiscal year 2019. The Compensation Committee and the Company’s human resources group periodically review the executive compensation structure and updated market analysis (particularly the compensation practices of the Compensation Peer Group, discussed below) with senior management and suggest modifications as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with our compensation philosophy and objectives. For a more detailed discussion regarding decisions with respect to each element and amount of compensation provided for in the grade structure, see the section below titled “Elements of Compensation.”
Interaction Between the Compensation Committee and Management. Job grade level designations for all executive officers (other than for Messrs. Tyson and White) and key employment terms are determined by the CEO in consultation with the Company’s human resources group. The Company’s human resources group then presents a summary of the key terms of each executive officer’s proposed compensation to the Compensation Committee. The Compensation Committee reviews and discusses the proposed compensation terms and will meet with the Company’s human resources group to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation Committee, the Compensation Committee will ultimately ratify the compensation terms and grade level designations.
Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained Korn Ferry or its predecessor to periodically identify, and provide data and market analyses regarding compensation practices of, a certain group of publicly traded companies in the protein and packaged foods industries (which we refer to as the “Compensation Peer Group”) and to periodically update the General Industry Data. The companies listed below made up the Compensation Peer Group for performance-based equity awards during fiscal year 2019 and for reviewing Mr. White’s compensation. The Compensation Peer Group for fiscal year 2019 consisted of the same companies included in the Compensation Peer Group for fiscal year 2018.

Archer-Daniels-Midland Company	Hormel Foods Corporation
Bunge Limited	The J.M. Smucker Company
Campbell Soup Company	Kellogg Company
Coca-Cola Co.	Kraft Heinz Co.
ConAgra Foods, Inc.	Mondelez International, Inc.
General Mills, Inc.	PepsiCo, Inc.
The Hershey Company	Pilgrim’s Pride Corporation
Korn Ferry furnishes the data and analyses to our human resources group, which is then presented to the Compensation Committee. The Compensation Committee uses this information in its review of compensation for the NEOs to assess consistency with our compensation philosophy and objectives.

Market data is one of many factors considered by the Compensation Committee and management when setting compensation.  For determining fiscal year 2019 executive compensation, in addition to market practices, the Compensation Committee considered individual experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, tenure with the Company and associated institutional knowledge, long-term potential with the Company, leadership contributions, industry expertise, past and future performance objectives and the value of the position within the Company.

In fiscal year 2019, the data, market analyses and recommendations described above and input with respect to the CEO’s employment contract and director compensation were the only consulting services provided by Korn Ferry to the Company. Neither the Compensation Committee nor the Company believes that the provision of these services by Korn Ferry raised any conflicts of interest.
How NEOs Are Compensated
Historically, it was the Company’s practice to enter into employment contracts with its executive officers, including its Chairman and CEO. Once compensation decisions were made and an employment contract was executed, the executive officer was entitled to receive the compensation provided for in his or her contract until it was terminated or amended. Following fiscal year 2018, the Company determined officer employment contracts (other than for the Chairman and the CEO) were not consistent with market practice and asked each of the Company’s officers to voluntarily terminate his or her contract, which each did. For a more detailed discussion of each NEO’s employment contract in effect during fiscal year 2019, see the section titled “Employment Contracts” in this Proxy Statement.
John Tyson. On November 9, 2017, concurrent with the expiration of his previous employment contract, Mr. Tyson entered into an amended and restated employment contract, which provides for, among other things, (i) a minimum annual base salary of $1,050,000 and (ii) an indefinite term (consistent with other officer contracts then in effect), subject to the Board of Directors’ right to terminate the agreement at any time upon written notice to Mr. Tyson. Any such termination without cause is subject to the Company’s obligation to pay, in a lump sum, an amount equal to two years of his base salary and two times his target annual cash bonus, plus continued medical coverage for life. Such termination will also trigger vesting of Mr. Tyson’s equity awards that are outstanding as of the date of termination.
The terms of Mr. Tyson’s contract were approved by the Compensation Committee prior to execution. In addition to his base salary, which may be adjusted by the Compensation Committee from time to time, Mr. Tyson is entitled to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Additionally, Mr. Tyson is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Current Company policy is to reimburse taxes associated with any approved personal use of Company-owned aircraft. Decisions regarding whether to increase Mr. Tyson’s base salary and his participation in the Company’s cash and equity performance incentive payment programs are made annually by the Compensation Committee. For a more detailed analysis regarding these decisions, see the section titled “Elements of Compensation” in this Proxy Statement.
Noel White. In connection with his appointment to President and Chief Executive Officer, Mr. White entered into an amended and restated employment agreement with the Company on October 1, 2018, the terms of which were approved by the Compensation Committee prior to execution. Mr. White’s employment agreement provides for, among other things, an annual base salary of $1,150,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation Committee, and participation in the Company’s benefit plans. Mr. White’s employment agreement also provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. White resigns for “good reason,” the Company will pay Mr. White an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 18 months. Additionally, Mr. White is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Current Company policy is to reimburse taxes associated with any approved personal use of Company-owned aircraft. The employment agreement contains a non-competition restriction for a period of 24 months post termination and a 36-month post termination non-solicitation restriction.
Other NEOs. The fiscal year 2019 compensation paid to Mr. Glendinning, Ms. Grimes and Mr. Spradley was based on the compensation terms in effect when his or her employment contract was terminated on November 9, 2018 and their respective positions and grade level within the organization. The fiscal year 2019 compensation paid to Mr. King was based on his position and job grade level within the organization when he rejoined the Company on January 22, 2019.

The decision to approve the compensation payable during fiscal 2019 was based upon recommendations by the Company’s chief executive officer and human resources group and advice from Korn Ferry. The approved compensation terms provided for a base salary, subject to adjustment by the Company from time to time, and participation in the Company’s annual cash and long-term equity incentive plans on terms and at levels determined by the Company’s senior management and as approved by the Compensation Committee when deemed required. For a more detailed analysis regarding these decisions, see the section titled “Elements of Compensation” in this Proxy Statement.

Elements of Compensation
The Company’s executive compensation program consists of:

•	base salary;

•	annual incentive payments;

•	long-term incentive compensation;

•	financial, retirement and welfare benefit plans; and

•	certain defined perquisites.
Compensation Mix
Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer’s responsibility and ability to affect financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation, further aligning the executive officer’s interests with those of the Company and its shareholders. The following table illustrates the mix of total compensation for Messrs. Tyson and White, individually, and Mr. Glendinning, Ms. Grimes, Mr. King and Mr. Spradley, as a group, based on compensation paid in fiscal year 2019. The mix of total compensation for Mr. Glendinning, Ms. Grimes, Mr. King and Mr. Spradley, as a group, does not include Mr. King’s sign-on payment of $387,550 and Mr. Spradley’s sign-on payment of $1,100,000. The Company’s sign-on payments were designed to compensate the NEOs for amounts the NEOs forfeited upon accepting employment with the Company.

Compensation Element	2019 Total Compensation Mix for Mr. Tyson	2019 Total Compensation Mix for Mr. White	2019 Total Compensation Mix for Mr. Glendinning, Ms. Grimes, Mr. King and Mr. Spradley
Base Salary	10.3%	11.1%	17.0%
Annual Incentive Payment	12.1%	13.2%	14.2%
Long-Term Incentives	59.5%	56.0%	57.4%
Financial and Retirement Benefit Plans and Perquisites	18.1%	19.7%	9.4%

In comparison to the compensation mix for fiscal year 2018, performance incentive payments our NEOs received for fiscal year 2019 represent a larger percentage of each their total compensation primarily because fiscal year 2018 Company performance was approximately 69% of that year’s target, while fiscal year 2019 performance was approximately 79% of target. In addition, because Mr. White was promoted to CEO at the beginning of fiscal year 2019, his performance incentive payment eligibility was greater than in fiscal year 2018. For details regarding fiscal year 2019 performance, see the below subsection titled “Annual Performance Incentive Payments” in this Proxy Statement.
Base Salary
Each of Messrs. Tyson’s and White’s employment contract sets an amount for base salary. The Compensation Committee approved such amounts for Messrs. Tyson and White as part of its process in approving their respective employment contracts, and the Compensation Committee can adjust base salary as it deems appropriate, except that the base salary under Mr. Tyson’s employment contract can be increased but not decreased. The CEO has discretion to set and adjust base salary amounts for all other NEOs based on each NEO’s role, capabilities, experience and performance. In determining whether to adjust (or, in the case of new hires, setting) an NEO’s base salary, the Compensation Committee or the CEO, as applicable, considers (i) the Compensation Peer Group and General Industry Data for the NEO’s role, as applicable, (ii) the individual’s past performance and experience, (iii) the NEO’s capabilities, (iv) the NEO’s potential for advancement within the Company, (v) changes in level and scope of responsibility for the NEO, and (vi) salaries of other Company executive officers. No requisite weight is assigned to any factor by the CEO or the Compensation Committee.
The table below discloses the base salary in effect for each NEO (other than Mr. King) at the end of fiscal years 2018 and 2019. Mr. King was not an employee of the Company at the end of fiscal year 2018. Each NEO listed below (except for Mr. Tyson and Mr. Spradley) received an annual salary increase during fiscal year 2019. Mr. White’s salary increased approximately 35% in connection with his promotion to CEO at the beginning of fiscal year 2019 to further align with the base salary levels for chief executive officers in the Compensation Peer Group and General Industry Data. Messers. Tyson and Spradley did not receive a salary increase because each was deemed to be compensated commensurate with his respective position and experience.

Name	End of Fiscal Year 2018 Salary ($)	End of Fiscal Year 2019 Salary ($)
John Tyson	1,050,000	1,050,000
Noel White	850,000	1,150,000
Stewart Glendinning	725,000	775,000
Sally Grimes	780,000	850,000
Donnie King	—	850,000
Scott Spradley	566,500	566,500
Annual Incentive Payments
Employment contracts with Messrs. Tyson and White and employment terms with our other NEOs provided them an opportunity to receive annual incentive payments. In fiscal year 2019, the annual incentive plan in place for senior executive officers was the Executive Incentive Plan. This plan is designed to align the interests of management towards the achievement of common corporate goals. An NEO selected to participate in the Executive Incentive Plan is not eligible to participate in other cash performance incentive payment plans maintained by the Company. For fiscal year 2019, the Compensation Committee designated all NEOs, as well as other executive officers, as eligible participants under the Executive Incentive Plan.
Annual incentive eligibility under the Executive Incentive Plan is based on one or more performance measures established each year by the Compensation Committee. For fiscal year 2019, the Compensation Committee selected Adjusted Operating Income as the performance measure under the plan. “Operating Income” is the Company’s operating income (which takes into account accruals for annual incentive payments) before interest and taxes, and “Adjusted Operating Income” for purposes of annual incentive payments means Operating Income but takes into account any unusual or unique items, such as one-time gains or losses. The Compensation Committee believes Adjusted Operating Income is an appropriate metric of Company performance to utilize in making performance-based compensation decisions because it is a good indicator of value creation and is used by senior management to evaluate the day-to-day performance of the business. For fiscal year 2019, the Compensation Committee set the threshold level of Adjusted Operating Income for 50% of target performance incentive payments at $2.510 billion, the target Adjusted Operating Income level for 100% of target performance incentive payments at $3.138 billion, and a maximum level of Adjusted Operating Income for 200% of target performance incentive payments at $3.766 billion.
Target annual incentive payment eligibility under the Executive Incentive Plan, expressed as a percentage of base salary, is established each year by the Compensation Committee. The Compensation Committee sets each NEO’s ultimate performance incentive payment eligibility to include an adjustment above the NEO’s initial targeted eligibility to allow the Compensation Committee to recognize variations in individual and business unit performance. For fiscal year 2019, Messrs. Tyson and White were awarded higher ultimate annual incentive payment eligibility by the Compensation Committee given their respective levels of responsibility and ability to affect shareholder value relative to the other NEOs. In determining actual annual incentive payments, the Compensation Committee has the discretion to award amounts below, but not above, the eligibility level pertaining to Adjusted Operating Income. Actual Adjusted Operating Income for purposes of annual incentive payments for fiscal year 2019 was approximately $2.879 billion, resulting in the NEOs’ (other than Mr. King’s) eligibility for annual incentive payments at approximately 79.34% of their respective target eligibilities. Actual Adjusted Operating Income for purposes of annual incentive payments for fiscal year 2019 for Mr. King (because when he rejoined the Company it was more than three months after the beginning of fiscal year 2019) was prorated for the period of his service and equaled approximately $2.046 billion, resulting in Mr. King’s eligibility for an annual incentive payment at approximately 76.17% of his target eligibility. At the end of fiscal year 2019, the Compensation Committee reviewed each NEO’s eligibility based on this Adjusted Operating Income amount and the individual performance of each with our CEO and other members of management and the Board. Based on this review, the Compensation Committee awarded the NEOs listed below the annual incentive payment amounts set forth in the following table.

Name	Salary at 2019 Fiscal Year- End ($)	Eligibility at Target Adjusted OI of $3.138 billion (100% of target annual incentive payment) ($)	Eligibility at Target Adjusted OI (expressed as percentage of base salary)	Maximum Eligibility at Actual Adjusted OI ($)(1)	Actual Annual Incentive Payment for Fiscal Year 2019 ($)
John Tyson	1,050,000	1,890,000	180%	1,499,526	1,249,605
Noel White	1,150,000	2,070,000	180%	1,642,338	1,368,615
Stewart Glendinning	775,000	1,023,000	132%	811,648	660,391
Sally Grimes	850,000	1,122,000	132%	890,195	685,937
Donnie King (1)	850,000	1,122,000	132%	854,627	611,594
Scott Spradley	566,500	747,780	132%	593,289	366,132
_____________________________

(1)
Actual Adjusted Operating Income for purposes of performance incentive payments for fiscal year 2019 for Mr. King (because he rejoined the Company after the beginning of fiscal year 2019) was approximately $2.046 billion, resulting in Mr. King’s eligibility for annual incentive payments of approximately 76.17% of his target eligibility.

Equity-Based Compensation
We believe long-term incentive compensation awarded annually motivates executives and managers to create value for shareholders as the value of such compensation has a strong correlation to the appreciation of the Company’s stock price. The Compensation Committee believes that long-term incentive compensation allows the Company to provide employees with an incentive different from base salary and cash annual incentive payments, with long-term incentive compensation increasing in value when the Company share price increases. Messrs. Tyson’s and White’s employment contracts provide for equity-based compensation as determined by the Compensation Committee. The remaining NEOs’ compensation terms provide for long-term incentive compensation consistent with that provided to other employees in such NEO’s job grade level. For details regarding these awards, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2019” in this Proxy Statement. All long-term incentive compensation is issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Incentive Plan”).
The amounts and types of long-term incentive compensation to be awarded within the job grade levels are determined by management and/or the Compensation Committee to align the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation Committee consider the relationship of long-term incentive stock based compensation to cash compensation, the goal of providing additional incentives to executives and managers to increase shareholder value and the value of long-term incentive compensation awarded to NEOs and other executives to awards made to executives in similar positions within the applicable peer group.
For fiscal year 2019, the dollar value of annual long-term incentive compensation was weighted 25%, 25% and 50% among stock options, restricted stock with performance criteria (“restricted stock”), and performance stock, respectively, as discussed further below. From time to time, the Company may award additional equity compensation in connection with hiring, retention, and promotions. Accordingly, (i) in connection with his rehiring, Mr. King received a restricted stock award prorated with his start date and consistent with his job grade level and other similarly situated NEOs that were awarded restricted stock and performance stock the previous November as part of the Company’s annual equity grants as well as a restricted stock award that is scheduled to vest upon his completing three years of continuous employment by the Company, (ii) in connection with his subsequent increase in responsibilities, Mr. King received additional awards of restricted stock. For details regarding equity awards granted to the NEOs in fiscal year 2019, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2019” in this Proxy Statement.
Stock Options. Stock option awards comprised approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2019. Stock options are typically awarded and approved annually by the Compensation Committee prior to a pre-determined grant date. The grant date for fiscal year awards usually occurs four business days after the Company announces fiscal year-end financial results, absent subsequent Compensation Committee action to the contrary. The actual number of stock options granted during fiscal year 2019 was determined by dividing the target award dollar value assigned by the CEO or Compensation Committee, as applicable, for stock options by the grant date fair value of such stock options. The exercise price for option awards is the closing price for our Class A Common Stock as reported on the NYSE on the grant date. Option awards expire ten years after the grant date. The Company does not backdate, re-price or grant stock option awards retroactively. All stock options vest in equal annual increments on each of the first, second and third anniversary of the grant dates of the awards and become fully vested after three years, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events. For the fiscal year 2019 stock option awards, the Compensation Committee set the grant date of November 19, 2018 and approved the awards at its November 9, 2018 meeting.
Restricted Stock with Performance Criteria. Restricted stock awards comprised approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2019. The actual number of shares of restricted stock granted during fiscal year 2019 was determined by dividing the target dollar value assigned by the CEO or Compensation Committee, as applicable, for restricted stock by the closing price of the Company’s stock on the grant date. For example, if the designated dollar value for restricted stock was $200,000 and the closing stock price on the grant date was $50 per share, the executive received a grant of 4,000 shares of restricted stock.
Restricted stock awards represent the right to vest in shares of Class A Common Stock if one or more performance criteria are met within the time period indicated in the grant. Performance criteria are measured over a multi-year period, and, if the performance criteria are achieved, the award vests. The right to vest in the shares of Class A Common Stock under a restricted stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
On November 9, 2018, the Compensation Committee determined the performance criterion pertaining to the restricted stock awards to be granted on November 19, 2018 would be the Company’s achievement of a cumulative $125 million Adjusted Operating Income for the 2019 through 2021 fiscal years.
Performance Stock. Performance stock awards comprised approximately 50% of the NEOs’ annual long-term incentive compensation for fiscal year 2019. Performance stock awards represent the right to receive shares of Class A Common Stock if certain performance criteria are met within the time period indicated in the grant. The target number of shares of performance stock granted during fiscal year 2019 was determined by dividing the dollar value assigned by the CEO or Compensation Committee, as applicable, for performance stock by the closing price of the Company’s stock on the grant date. The Compensation Committee approved the fiscal year 2019 performance stock awards at its November 9, 2018 meeting with a grant date of November 19, 2018. Performance criteria are measured three years from the beginning of the fiscal year in which the performance stock is awarded, and, if the performance criteria are achieved, the award vests as set forth below. The right to receive Class A Common Stock under a performance stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
On an annual basis, the Company’s senior management, Compensation Committee and human resources group meet to discuss the performance criteria options and levels to be considered for the following year’s grants. Through the course of its review and discussions, the Compensation Committee chooses such performance criteria that the Compensation Committee believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved, and (ii) performance measures that are reasonably attainable so as to motivate the officers to achieve the performance goals.
The performance criteria adopted by the Compensation Committee for performance stock awards granted in fiscal year 2019 were as follows:

•	achievement of a cumulative Adjusted Operating Income target over the 2019, 2020 and 2021 fiscal years (the “cumulative Operating Income criterion”); and

•
a comparison of the relative total shareholder return of the Company’s Class A Common Stock relative to the relative total shareholder return of the Compensation Peer Group over the 2019, 2020 and 2021 fiscal years (the “relative total shareholder criterion”).

The Compensation Committee utilized Adjusted Operating Income as an element in both the Company’s annual incentive program and long-term incentive program in recognition that this measure is viewed as a core driver of the Company’s performance and shareholder value creation. In designing the Company’s executive compensation program, the Compensation Committee supplemented this measure in the long-term incentive program with a relative total shareholder return comparison measure in order to strike an appropriate balance with respect to incentivizing top-line growth and shareholder returns over both the short-term and long-term horizons.
Each performance criterion accounts for one-half of the performance stock award and is subject to the achievement of performance goals as set forth in the below tables. With respect to the cumulative Adjusted Operating Income criterion, the Adjusted Operating Income measure selected is based on management’s projected earnings for the Company over a three-year period. The targeted performance goal was established at a level that was designed to be reasonably attainable so as to motivate the officers to achieve or exceed the goal. Also, in selecting the cumulative Adjusted Operating Income criterion, the Compensation Committee recognized the importance placed by senior management on this measure in its evaluation of the day-to-day performance of the business. Based on the percentage of the Adjusted Operating Income measure achieved, our NEOs (other than Mr. King since he rejoined the Company after the beginning of fiscal year 2019) are entitled to receive upon achievement of the Adjusted Operating Income goals the number of shares as set forth in the following table:

Name	Percentage of Cumulative Adjusted Operating Income Goal Achieved
	80%	100%	120%
John Tyson	12,201	24,402	48,805	Number of Shares Awarded*
Noel White	11,570	23,140	46,280
Stewart Glendinning	3,996	7,993	15,987
Sally Grimes	4,417	8,835	17,670
Scott Spradley	2,734	5,469	10,939
* Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2019” due to rounding differences.
With respect to the relative total shareholder return criterion, the NEO (other than Mr. King) is entitled to receive the number of shares set forth below, based on the percentile ranking of the Company’s total shareholder return compared to the Compensation Peer Group members’ total shareholder return during the measurement period:

Name	Percentile of Companies’ Relative Total Shareholder Return*
	30th	50th	80th
John Tyson	12,201	24,402	48,805	Number of Shares Awarded*
Noel White	11,570	23,140	46,280
Stewart Glendinning	3,996	7,993	15,987
Sally Grimes	4,417	8,835	17,670
Scott Spradley	2,734	5,469	10,939
* Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2019” due to rounding differences.
Following certification of the Company’s fiscal year 2019 performance and stock price performance relative to certain peers, the Compensation Committee approved the vesting of performance stock awarded to the NEOs in fiscal year 2017 based on the Company’s achievement of (i) three years’ cumulative earnings before interest and taxes (“EBIT”) of $8.965 billion where the three-year cumulative target was $9.365 billion and (ii) a Total Shareholder Return Comparison (“rTSR”) among the peer group (the Company exceeded the performance of nine of its sixteen peers) during the performance period for purposes of this award in the following amounts:

Name	Number of Shares of Performance Stock
	rTSR Criterion (125%)	Cumulative EBIT Criterion (89.33%)
John Tyson	26,837.109	19,178.871
Noel White	13,674.071	9,772.038
Sally Grimes	9,063.625	6,477.229
Donnie King (1)	3,467.396	2,477.94
_____________________________
(1)    Mr. King was employed by the Company at the time of grant but retired in 2017, which reduced his grant on a pro-rata basis subject to achievement of the performance criteria.
Financial, Retirement and Welfare Benefit Plans
Our NEOs are eligible to participate in the Company’s financial, retirement and welfare benefit plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans, described below, that are only available to certain eligible officers and managers. We believe these benefits are a basic component in attracting, motivating and retaining executives and are comparable to the benefits offered by the companies in our peer groups according to market data.
Deferred Compensation Plan. The Supplemental Executive Retirement Plan (“SERP”) is a nonqualified deferred compensation plan providing a retirement benefit to certain officers of the Company, including all NEOs. The SERP also provided participants as of July 1, 2014 (only for Mr. White) life insurance protection. The SERP allows participating officers to supplement the officers’ existing anticipated retirement payments and benefits. In fiscal year 2018, the Compensation Committee elected to freeze benefits under the SERP on December 31, 2018. Additional information about our SERP is included in the narrative text following the section titled “Pension Benefits” in this Proxy Statement.

Retirement Plans. We also provide the following qualified and nonqualified plans to the NEOs:

•	Employee Stock Purchase Plan;

•	Retirement Savings Plan;

•	Executive Savings Plan; and

•	Executive Long-Term Disability Plan.
The Employee Stock Purchase Plan is a nonqualified benefit plan available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The purpose of the plan is to encourage employees to acquire stock in the Company by offering employees who participate a way to purchase our Class A Common Stock on terms better than those available to a typical investor. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute (on an after tax basis) up to 20% of base pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of base pay contributed. The plan provides for 100% immediate vesting.
The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement while deferring income taxes on the amount saved and any earnings on those amounts until the funds are withdrawn. Participants may elect how their accounts are invested from a select investment options. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute from 2% to 60% of eligible pay to this plan per pay period, subject to IRS annual limits on contributions and compensation. After one year of service the Company matches 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.
The Executive Savings Plan is a nonqualified deferred compensation plan available to the NEOs and other highly compensated U.S.-based employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 60% of base pay into this plan. Participants can also defer up to 100% of the annual incentive payment to this plan. All deferrals and payout elections to this plan must be elected by December 31 of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan not otherwise matched under the Retirement Savings Plan. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and annual incentive plan payment. Participants elect notional investment options mirroring those available under the Retirement Savings Plan. During the first three months of fiscal year 2019, the plan also included a notional investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points, but that option was eliminated on December 31, 2018. This plan provides for 100% immediate vesting. Additional information on the Executive Savings Plan can be found in the narrative text following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2019” in this Proxy Statement.
U.S.-based officers and certain U.S.-based managers of the Company (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum benefit of $25,000 per month. “Insured Earnings” include salary, annual incentive payment and the value of the most recent annual stock option, restricted stock and performance stock awards. The value of the premiums paid by the Company are included in the participant’s taxable income.
Welfare Benefit Plans. Our NEOs and other executives participate in our broad-based employee welfare plans, including medical, dental, vision and other insurance. These plans and benefits are available to all salaried employees.
Perquisites
We provide certain perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company pays taxes owed by the NEOs on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation Committee believes that these personal benefits provide executives with benefits that balance our compensation program and help attract executive talent. The Compensation Committee reviews the perquisites on a periodic basis to evaluate whether they are appropriate given the Company’s total compensation program and market practice. For the last completed fiscal year, Mr. Tyson and Mr. White were permitted by their employment contracts to personal use of Company-owned aircraft (subject to certain contractual limits), and all other NEOs were eligible for personal use of Company-owned aircraft in the CEO’s discretion, subject to an overall limit established by the Compensation Committee. In addition, all NEOs are eligible to receive the Executive Rewards Allowance, pursuant to which they receive an annual cash allowance of $12,000 that can be used for an array of items based on the NEO’s needs. The attributed costs of the perquisites described above for the NEOs for fiscal year 2019 are included in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Year 2019” in this Proxy Statement.

Employment Contracts and Executive Severance Plan
The Company maintained employment contracts with Messrs. Tyson and White during fiscal year 2019. A summary description of these contracts is provided below. The other NEOs (other than Mr. King) had employment contracts in effect at the beginning of fiscal year 2019 but agreed to terminate those contracts effective November 9, 2018. The termination of employment contracts did not trigger any severance obligations. Following the termination of each employment agreement the NEOs, other than Messrs. Tyson and White, became participants in the Company’s Executive Severance Plan (the “Executive Severance Plan”), as described below. Mr. King was employed by the Company on January 22, 2019 which was after the Company ceased using employment contracts for executive officers except for the Chairman and CEO. Mr. King is also a participant in the Executive Severance Plan.
John Tyson. Mr. Tyson entered into an amended and restated employment contract with the Company on November 9, 2017 which was in effect during fiscal year 2019. The contract provided for, among other things, a minimum annual base salary $1,050.000, participation in the Company’s annual performance incentive payment program on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation Committee, continued annual payments of $175,196 from his SERP account and participation in the Company’s benefit plans. Accordingly, Mr. Tyson is entitled to certain perquisites, including personal use of Company-owned aircraft for up to 275 hours per year, use of Company security personnel consistent with past practice (the expense for which the Company estimates to be $80 per hour), security services of up to $50,000 annually and payment of an annual premium on a $7,500,000 life insurance policy. The Company has also agreed to reimburse Mr. Tyson and gross-up any tax liability incurred by Mr. Tyson from the receipt of any perquisites. The employment contract is for a perpetual term, subject to the Board of Directors’ right to terminate the agreement at any time upon written notice to Mr. Tyson. Any such termination without cause is subject to the Company’s obligation to pay, in a lump sum, an amount equal to two years of his base salary and two times his target annual cash bonus, plus continued medical coverage for life. Such termination will also trigger vesting of Mr. Tyson’s equity awards that are outstanding as of the date of termination. Notwithstanding the term of Mr. Tyson’s employment contract, the Company has the right to terminate the contract at any time upon written notice subject to the obligation to pay any severance benefits set forth in the employment contract.
Noel White. Mr. White entered into an amended and restated employment contract with the Company on October 1, 2018, the terms of which were approved by the Compensation Committee prior to execution. Mr. White’s employment agreement provides for, among other things, an annual base salary of $1,150,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation Committee, and participation in the Company’s benefit plans. Mr. White’s employment agreement also provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. White resigns for “good reason”, the Company will pay Mr. White an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 18 months. Additionally, Mr. White is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Current Company policy is to reimburse taxes associated with any approved personal use of Company-owned aircraft. The employment agreement contains a non-competition restriction for a period of 24 months post-termination and a 36 month post-termination non-solicitation restriction. Notwithstanding the term of Mr. White’s employment contract, the Company has the right to terminate the contract at any time upon written notice subject to the obligation to pay any severance benefits set forth in the employment contract.
Executive Severance Plan
Messrs. Glendinning, Ms. Grimes, Mr. King and Mr. Spradley are participants in the Executive Severance Plan, which provides eligible employees with certain severance benefits upon a qualifying involuntary or voluntary termination of employment.
Upon his or her qualifying involuntary termination, the participating NEO will be eligible for (i) cash severance benefits equal to two times his or her annual base salary, payable in installments in accordance with the Company’s normal payroll schedule, (ii) COBRA reimbursements for up to two years of continued coverage, and (iii) 12-months of outplacement assistance. A qualifying involuntary termination includes termination of employment by the Company without cause or by the participating NEO for good reason. Upon his or her qualifying voluntary termination, the participating NEO will be eligible for (x) cash severance benefits equal to one times his or her annual base salary, payable in installments in accordance with the Company’s normal payroll schedule and (y) COBRA reimbursements for one year of continued coverage. A qualifying voluntary termination is a termination of employment by a participating NEO with at least five years of consecutive service with the Company who provides a qualifying 12-month prior notice to the Company of his or her election to terminate employment. In addition, participating NEOs in the Executive Severance Plan are also eligible to receive a payout under the Company’s annual incentive plan for the year of termination, provided that the NEO was employed for at least 60 days during the applicable fiscal year. For terminations that occur in the first through third quarters of the fiscal year, the payout will be equal to the NEO’s target opportunity under the annual incentive plan and prorated for the NEO’s service during the year. For terminations that occur in the fourth quarter of the fiscal year, any payout under the annual incentive plan will be determined based on actual Company performance and prorated for the NEO’s service during the year.

An otherwise eligible employee is not eligible to participate in the Executive Severance Plan if he or she (i) has a written employment agreement with the Company or any affiliate on his or her date of termination or (ii) is otherwise covered by any other plan or similar arrangement that addresses severance pay or any similar benefits, regardless of whether he or she receives any severance pay or benefits under such agreement, plan or similar arrangement.
Severance information is more particularly described in the section titled “Potential Payments Upon Termination” in this Proxy Statement.
Certain Benefits Upon a Change in Control
Employment Contracts. The Compensation Committee believes that change in control benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.
Impact of Change in Control on the SERP. No later than thirty days after a change in control of the Company, a grantor trust created under the SERP will be funded with the present value of all accrued benefits for each participant under the SERP.
Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.
Change in control information is more particularly described in the section titled “Potential Payments Upon a Change in Control” in this Proxy Statement.
Accounting Considerations
Compensation Expense. The Company accounts for equity-based awards by recognizing the compensation expense of the equity award to an employee based on the fair value of the award on the grant date. The Company has determined the fair value of these awards based on the assumptions set forth in Note 14 to our fiscal year 2019 audited financial statements included in our Form 10-K for the fiscal year ended September 28, 2019. Compensation expense of deferred cash awards are based on the amount of the award. The compensation expense for stock options, stock appreciation rights, restricted stock, phantom stock, performance stock and deferred cash is ratably recognized over the vesting period.
Stock Ownership Requirements
The Company’s stock ownership requirements require senior officers (which includes the NEOs) and directors to maintain a minimum equity stake in the Company. These requirements were put into place to strengthen the alignment between the interest of the Company’s directors and senior officers and the interests of its shareholders and are periodically reviewed by the Company’s compensation consultant.
The requirements set forth the minimum amount of shares of Company stock a director and certain officers must own. Participants’ holdings are reviewed by the Company annually. Each officer subject to the requirements has five years from the effective date of their appointment to a role with share ownership requirements to achieve the applicable level of ownership. Directors have five years from his or her initial election as director to achieve the required share ownership level.
For officers, the levels are based on a multiple of the officer’s salary. The CEO’s current ownership level is six times annual salary and the remaining NEOs’ levels are currently two times annual salary. For directors, the level is four times the annual cash retainer (exclusive of any retainer amounts attributable to positions of Lead Independent Director or committee chairs). As of December 9, 2019, all continuing NEOs and directors complied with the stock ownership requirements or were on track to comply.
Risk Considerations in our Overall Compensation Program
We believe that the Company’s compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to the Company’s long-term performance, we seek to mitigate short-term risks that could be detrimental to the Company’s long-term best interests and the creation of shareholder value. Another aspect we considered is our practice of increasing an individual’s long-term incentive equity-based performance compensation as a percentage of his or her total compensation as his or her responsibility and ability to affect the financial results of the Company increases. Such long-term equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company’s total performance, which we believe further encourages decision-making that is in the long-term best interests of the Company and its shareholders. Finally, we considered our stock ownership guidelines for executive officers and directors, which are designed to strengthen the alignment between the interests of our Board of Directors and executive officers and the Company’s shareholders. We believe these guidelines discourage excessive risk-taking that could be detrimental to the long-term interests of the Company, its performance or our stock price. In conclusion, we believe that the Company’s compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
We, the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Tyson Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019.
Compensation and Leadership Development Committee of the Board of Directors

Gaurdie E. Banister Jr., Chair
Kevin M. McNamara
Jeffrey K. Schomburger

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Year 2019
The table below summarizes the compensation for our NEOs during fiscal year 2019 and, where required by applicable SEC disclosure rules, fiscal years 2018 and 2017. Mr. Glendinning and Ms. Grimes were not NEOs in fiscal year 2017. Mr. Spradley was not an NEO in fiscal years 2018 and 2017. Mr. King rejoined the Company in fiscal year 2019 and was not an NEO in fiscal years 2018 or 2017.

Name and Principal Position During Fiscal Year 2019	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John Tyson, Chairman of the Board	2019	1,062,000	0		4,693,930	1,450,008	1,249,605	36,108	1,830,449	10,322,100
	2018	1,046,619	0		4,485,158	1,312,505	1,205,998	554,030	1,392,305	9,996,615
	2017	937,587	0		4,099,207	1,252,542	1,813,982	561,251	1,789,232	10,453,801

Noel White, President and Chief Executive Officer	2019	1,156,231	0		4,451,140	1,375,007	1,368,615	1,458,222	588,945	10,398,160
	2018	862,000	0		2,306,653	675,002	856,707	684,867	351,708	5,736,937
	2017	835,786	0		2,256,632	638,202	1,402,060	516,918	336,280	5,985,878

Stewart Glendinning, Executive Vice President and Chief Financial Officer	2019	777,385	0		1,537,667	475,009	660,391	100,532	181,363	3,732,347
	2018	581,096	2,700,000		2,536,148	1,042,315	497,699	62,015	169,367	7,588,640

Sally Grimes, Group President Prepared Foods	2019	848,539	0		1,699,526	525,006	685,937	226,334	154,687	4,140,029
	2018	786,231	0		1,708,632	500,012	693,818	145,542	151,775	3,986,010

Donnie King, Group President International	2019	577,154	387,550	(6)	3,758,000	0	611,594	515,154	408,844	6,258,296

Scott Spradley, Chief Technology Officer	2019	578,500	1,100,000	(7)	1,052,088	325,007	366,132	133,495	118,580	3,673,802

_______________________________

(1)
The amounts included in these columns are the aggregate grant date fair values for stock and option awards granted in the fiscal year shown, computed in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2019. Recipients do not realize the value of equity-based awards until the awards vest (or are exercised in the case of stock options). The actual value that a recipient will realize from these awards is determined by the Company’s future share price and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards.

(2)
The grant date fair values of the restricted stock with performance criteria are based on the maximum outcome of those awards as of the grant date, which is the probable payout of such awards based on what we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards. The resulting number of shares of restricted stock with performance criteria that vest, if any, depends on whether we achieve the specified level of performance with respect to the performance measure tied to these awards. Descriptions of these awards and the performance criteria are provided in the subsection titled “Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. The grant date fair values of performance stock awards are reported in the table above at the probable payout, which is less than the maximum possible payout. The table below shows the grant date fair values of the performance stock awards granted to each NEO during fiscal year 2019 at the probable payout and the maximum payout that would result if the highest levels of performance goals are achieved. The grant date fair values for the performance stock awards are computed in accordance with the rules described in footnote (1). Descriptions of these awards and the performance criteria are provided in the subsection titled “Elements of Compensation—Equity-Based Compensation—Performance Stock” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

	Grant Date Fair Value of Performance Stock Awards
Name	Probable Payout	Maximum Payout
John Tyson	3,243,930	4,403,930
Noel White	3,076,140	4,176,140
Stewart Glendinning	1,062,667	1,442,667
Sally Grimes	1,174,526	1,594,526
Scott Spradley	727,088	987,088

(3)
Amounts reflected in this column are cash payments made pursuant to the Executive Incentive Plan. For a more detailed discussion, see the subsection titled “Elements of Compensation—Annual Performance Incentive Payments” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)
The amounts reflected in this column include above market earnings for fiscal year 2019 on nonqualified deferred compensation as follows: Mr. Tyson - $0; Mr. White - $8,401; Mr. Glendinning - $1,695; Ms. Grimes - $212; Mr. King - $0; and Mr. Spradley - $241. For the assumptions used to determine the change in the pension value, see the table titled “SERP Assumptions” in the section titled “Pension Benefits” in this Proxy Statement.

(5)	The amounts reflected in this column for fiscal year 2019 represent the sum of all other compensation and perquisites received by the NEOs from the Company, as more fully set forth in the table below.

Name	Year	Reimbursement of Taxes ($)	Executive Life Insurance Premiums ($)	Company Contribution under the Employee Stock Purchase Plan ($)	Company Contribution under the Executive Savings Plan ($)(a)	Company Contribution under the Retirement Savings Plan ($)	Severance Pay ($)(b)	Perquisites ($)(c)

John Tyson	2019	201,904	0	0	161,461	11,200	0	1,455,884	(d)

Noel White	2019	114,252	58,003	28,606	177,674	11,200	0	199,210	(e)

Stewart Glendinning	2019	16,691	2,796	0	89,920	11,200	0	60,756	(f)

Sally Grimes	2019	29,332	3,648	7,019	101,627	11,200	0	*

Donnie King	2019	12,468	907	0	47,218	0	303,476	44,775	(g)

Scott Spradley	2019	10,181	2,066	14,162	70,308	11,200	0	10,663	(h)
_______________________________

*	Indicates value less than $10,000.

(a)
Included in these amounts are Company contributions to the applicable NEOs pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2019, though attributable to performance in fiscal year 2019, as follows: Mr. Tyson - $99,968; Mr. White - $109,489; Mr. Glendinning - $52,831; Ms. Grimes - $54,875; Mr. King - $24,464; and Mr. Spradley - $29,291 (a description of the Executive Savings Plan is provided under the heading “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2019” under “Executive Savings Plan”). The amounts do not include matching contributions that were attributable to performance in fiscal year 2018 but paid in fiscal year 2019, as those awards were previously reported as fiscal year 2018 compensation.

(b)
The amount in this column includes severance pay and reimbursement of COBRA premiums pursuant to his retirement agreement in the amounts of $297,313 and $6,163, respectively, pursuant to the agreement connected with Mr. King’s retirement in 2017.

(c)
The amounts in this column include premiums paid by the Company for a long-term disability insurance policy for each NEO. The values expressed for personal use of Company-owned aircraft in footnotes (d) through (h), below, are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Mr. Tyson’s and Mr. White’s personal use of Company-owned aircraft is permitted under their respective employment contracts, and other NEOs’ personal use of Company-owned aircraft is at the CEO’s discretion, subject to an overall limit established by the Compensation and Leadership Development Committee. In each case, the executives’ use must comply with the Company’s aircraft policy and not interfere with the Company’s use of the aircraft. The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.

(d)	This amount includes $1,393,657 for personal use of Company-owned aircraft and amounts for event tickets and an insurance premium.

(e)	This amount includes $196,170 for personal use of Company-owned aircraft and amounts for event tickets.

(f)	This amount includes $58,895 for personal use of Company-owned aircraft.

(g)	This amount includes $44,046 for personal use of Company-owned aircraft.

(h)	This amount includes $8,802 for personal use of Company-owned aircraft.

(6)	This amount represents a sign-on payment of $387,550.

(7)	This amount represents a sign-on payment of $1,100,000.
Grants of Plan-Based Awards During Fiscal Year 2019
The table below provides information on equity and cash-based performance awards granted to each of the Company’s NEOs during fiscal year 2019. The equity awards were granted under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Incentive Plan”). The cash-based performance awards were granted under the Executive Incentive Plan. More information on plan-based awards is provided in the subsection titled “Elements of Compensation” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Tyson	11/9/2018	11/9/2018	945,000	1,890,000	3,780,000
	11/19/2018	11/9/2018				24,403	48,805	97,610			3,243,930
	11/19/2018	11/9/2018					24,403				1,450,000
	11/19/2018	11/9/2018							127,754	59.42	1,450,008
Noel White	11/9/2018	11/9/2018	1,035,000	2,070,000	4,140,000
	11/19/2018	11/9/2018				23,140	46,280	92,561			3,076,140
	11/19/2018	11/9/2018					23,140				1,375,000
	11/19/2018	11/9/2018							121,146	59.42	1,375,007
Stewart Glendinning	11/9/2018	11/9/2018	511,500	1,023,000	2,046,000
	11/19/2018	11/9/2018				7,994	15,987	31,975			1,062,667
	11/19/2018	11/9/2018					7,994				475,000
	11/19/2018	11/9/2018							41,851	59.42	475,009
Donnie King	2/1/2019	2/1/2019	561,000	1,122,000	2,244,000
	2/13/2019	2/1/2019					23,068				1,400,000
	2/13/2019	2/1/2019					32,954				2,000,000
	5/10/2019	5/1/2019					4,486				358,000
Sally Grimes	11/9/2018	11/9/2018	561,000	1,122,000	2,244,000
	11/19/2018	11/9/2018				8,835	17,670	35,341			1,174,526
	11/19/2018	11/9/2018					8,835				525,000
	11/19/2018	11/9/2018							46,256	59.42	525,006
Scott Spradley	11/9/2018	11/9/2018	373,890	747,780	1,495,560
	11/19/2018	11/9/2018				5,470	10,939	21,878			727,088
	11/19/2018	11/9/2018					5,470				325,000
	11/19/2018	11/9/2018							28,635	59.42	325,007
_______________________________

(1)
The amounts in these columns represented the threshold, target and maximum amounts payable for performance in fiscal year 2019 under the Executive Incentive Plan based on the NEO’s salary on September 28, 2019. The amounts paid to each NEO pursuant to this plan for fiscal year 2019 are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table for Fiscal Year 2019” in this Proxy Statement. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and tables in the subsection titled “Elements of Compensation—Annual Incentive Payments” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

(2)
The amounts in these columns represent (i) the threshold, target and maximum amount of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards granted on November 19, 2018, and (ii) the amount of shares of restricted stock with performance criteria which would be awarded upon the achievement of a specified performance criterion for the awards granted on November 19, 2018, February 13, 2019 and May 10, 2019. The vesting terms of the performance stock include the achievement of a three-year cumulative Adjusted Operating Income target and a favorable relative total shareholder return comparison with the Compensation Peer Group. The vesting terms of the restricted stock with performance criteria granted on November 19, 2018 include the achievement of a three-year cumulative Adjusted Operating Income of $125 million over the 2019 - 2021 fiscal years. Assuming all performance criteria are satisfied, the November 19, 2018 awards will vest on November 19, 2021. The vesting terms of the restricted stock with performance criteria of 23,068 shares granted on February 13, 2019 to Mr. King include the achievement of a cumulative Adjusted Operating Income of $125 million for the period beginning December 30, 2018 through October 2, 2021. In the event his employment is terminated prior to February 13, 2022 the award vests on a pro-rated basis. The vesting terms of the restricted stock with performance criteria of 32,954 shares granted on February 13, 2019 to Mr. King include the achievement of a cumulative Adjusted Operating Income of $125 million for the period beginning December 30, 2018 through October 2, 2021. In the event his employment is terminated for any reason prior to February 13, 2022 the award will be forfeited. Assuming all performance criteria are satisfied, the February 13, 2019 awards will vest on February 13, 2022. The vesting terms of the restricted stock with performance criteria granted on May 10, 2019 include the achievement of a cumulative Adjusted Operating Income of $125 million for the period beginning March 31, 2019 through October 2, 2021. Assuming all performance criteria are satisfied, the May 10, 2019 award will vest on May 10, 2022. For a more detailed discussion, see the subsections titled “Elements of Compensation—Equity-Based Compensation—Performance Stock” and “Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

(3)
The amounts in this column represent nonqualified stock options that expire on November 19, 2028. These options vest in equal annual increments on each of the first, second and third anniversary dates of the grant and become fully vested after three years.

(4)	Pursuant to the terms of the Stock Incentive Plan, the exercise price for these options is the closing price of our Class A Common Stock on the grant date.

(5)
For a description of the methodology used to determine the grant date fair value of stock and option awards, see footnote 1 of the “Summary Compensation Table for Fiscal Year 2019” in this Proxy Statement.

Outstanding Equity Awards at 2019 Fiscal Year-End
The table below provides information on the stock option, restricted stock and performance stock awards held by each of the Company's NEOs as of September 28, 2019.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John Tyson	11/26/2012	160,600	0		19.36	11/26/2022
	11/22/2013	160,600	0		31.82	11/22/2023
	11/21/2014	231,239	0		42.26	11/21/2024
	11/30/2015	109,202	0		50.00	11/30/2025
	11/28/2016	62,223	31,111	(2)	58.34	11/28/2026
	11/28/2016						22,618	(3)	1,927,054
	11/28/2016						46,015	(4)	3,920,478
	11/17/2017	24,000	47,997	(5)	77.97	11/17/2027
	11/17/2017									17,485	(6)	1,489,722
	11/17/2017									67,333	(7)	5,736,772
	11/19/2018	0	127,754	(8)	59.42	11/19/2028
	11/19/2018									24,928	(9)	2,123,866
	11/19/2018									97,610	(10)	8,316,372

Noel White	11/30/2015	18,208	0		50.00	11/30/2025
	11/28/2016	15,852	15,851	(2)	58.34	11/28/2026
	11/28/2016						11,524	(3)	981,845
	11/28/2016						23,446	(4)	1,997,599
	02/15/2017									2,699	(11)	229,955
	11/17/2017	12,343	24,684	(5)	77.97	11/17/2027
	11/17/2017									8,992	(6)	766,118
	11/17/2017									34,628	(7)	2,950,306
	11/19/2018	0	121,146	(8)	59.42	11/19/2028
	11/19/2018									23,639	(9)	2,014,043

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	11/19/2018									92,561	(10)	7,886,197

Stewart Glendinning	12/15/2017	0	15,270	(12)	81.28	12/15/2027
	12/15/2017	12,592	25,182	(13)	81.28	12/15/2027
	12/15/2017									9,448	(6)	804,970
	12/15/2017									36,520	(7)	3,111,504
	11/19/2018	0	41,851	(8)	59.42	11/19/2028
	11/19/2018									8,166	(9)	695,743
	11/19/2018									31,975	(10)	2,724,270

Sally Grimes	11/28/2016	0	10,507	(2)	58.34	11/28/2026
	11/28/2016						7,638	(3)	650,758
	11/28/2016						15,540	(4)	1,324,008
	11/17/2017	9,143	18,285	(5)	77.97	11/17/2027
	11/17/2017									6,661	(6)	567,517
	11/17/2017									25,650	(7)	2,185,380
	11/19/2018	0	46,256	(8)	59.42	11/19/2028
	11/19/2018									9,026	(9)	769,015
	11/19/2018									35,341	(10)	3,011,053

Donnie King	11/28/2016						5,945	(4)	506,514
	02/13/2019									23,408	(14)	1,994,362
	02/13/2019									33,440	(15)	2,849,088
	05/10/2019									4,526	(16)	385,615

Scott Spradley	11/17/2017	5,486	10,971	(5)	77.97	11/17/2027
	11/17/2017									3,996	(6)	340,459
	11/17/2017									15,390	(7)	1,311,228
	11/19/2018	0	28,635	(8)	59.42	11/19/2028
	11/19/2018									5,587	(9)	476,012
	11/19/2018									21,878	(10)	1,864,006
_______________________________
The footnotes below are applicable to more than one executive where noted.

(1)	The amounts listed in this column reflect a share price of $85.20, the closing price of our shares on the NYSE on September 27, 2019, the last trading day of our 2019 fiscal year.

(2)	These options vested and became exercisable on November 28, 2019.

(3)
This represents an award of restricted stock with performance criteria that vested on November 18, 2019, resulting from the satisfaction of the applicable performance criterion. The performance criterion was the achievement of cumulative Adjusted EBIT of more than $125 million for the 2017-2019 fiscal years.

(4)
This represents an award of performance stock that vested on November 18, 2019, resulting from the satisfaction of the following performance criteria: (a) cumulative EBIT target of $8.965 billion for the 2017-2019 fiscal years and (b) a favorable comparison of the Company's Class A Common Stock price relative to the stock prices of a predetermined peer group of publicly traded companies over the 2017-2019 fiscal years. Based on the actual level of performance, this award vested at 89.33% of the target award with respect to the cumulative EBIT criterion and 125% with respect to the stock price comparison criterion.

(5)	One-half of these options vested and became exercisable November 17, 2019.

(6)
This represents an award of restricted stock with performance criteria that vests on November 20, 2020, subject to the achievement of a three-year cumulative Adjusted Operating Income of $125 million. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(7)
This represents an award of performance stock that vests on November 20, 2020, subject to the achievement of a three-year cumulative Adjusted Operating Income target and favorable comparison of the Company's relative total shareholder return to a predetermined peer group of publicly traded companies over the 2018-2020 fiscal years. The number of shares reported is based on the maximum potential payout.

(8)
One-third of these options vested and became exercisable on November 19, 2019. One-half of the remaining options are scheduled to vest and become exercisable on November 19, 2020, and the remaining options are scheduled to vest and become exercisable on November 19, 2021.

(9)
This represents an award of restricted stock with performance criteria that vests on November 29, 2021, subject to the achievement of a three-year cumulative Adjusted Operating Income of $125 million. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(10)
This represents an award of performance stock that vests on November 29, 2021, subject to the achievement of a three-year cumulative Adjusted Operating Income target and favorable comparison of the Company's relative total shareholder return to a predetermined peer group of publicly traded companies over the 2019-2021 fiscal years. The number of shares reported is based on the maximum potential payout.

(11)
This represents an award of restricted stock with performance criteria that vests on February 14, 2020, subject to the achievement of a two-year cumulative Adjusted EBIT of $125 million over the 2017 and 2018 fiscal years. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(12)	These options vest and become exercisable on December 11, 2020.

(13)	One-half of these options vested and became exercisable on December 15, 2019. The remaining options are scheduled to vest and become exercisable on December 15, 2020.

(14)
This represents an award of restricted stock with performance criteria that vests on February 13, 2022, subject to the achievement of a cumulative Adjusted EBIT of $125 million from December 30, 2018 to October 2, 2021. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(15)
This represents an award of restricted stock with performance criteria which vests on February 13, 2022 subject to the achievement of a cumulative Adjusted EBIT of $125 million from December 30, 2018 to October 2, 2021 and the continued employment of Mr. King on the vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(16)
This represents an award of restricted stock with performance criteria which vests on May 10, 2022 subject to the achievement of a cumulative Adjusted EBIT of $125 million from March 31, 2019 to October 2, 2021. The amount includes shares accrued under the Company’s dividend reinvestment plan.

Option Exercises and Stock Vested During Fiscal Year 2019
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2019 by each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
John Tyson			26,082	(2)	1,537,561
			95,323	(3)	5,619,317
Noel White			13,047	(2)	769,130
			47,683	(3)	2,810,938
Sally Grimes	141,264	4,830,758	8,779	(2)	517,565
			32,087	(3)	1,891,544
Donnie King			47,000	(3)	2,770,708
_______________________________

(1)	The value is based on our stock price of $58.95 on November 30, 2018.

(2)	Represents previously awarded restricted stock with performance criteria that vested on November 30, 2018.

(3)	Represents previously awarded performance stock that vested on November 30, 2018.
Pension Benefits
The SERP is a nonqualified deferred compensation plan that provides a retirement benefit to certain officers of the Company, including all of the NEOs. It also provides life insurance protection for certain officers, including Mr. White. The retirement benefit is a lifetime annuity. In fiscal year 2018, the Compensation and Leadership Development Committee elected to suspend new participation and vest benefits for all existing participants in the SERP as of December 31, 2018. The primary formula for calculating the amount of such benefit uses one percent of the average annual compensation paid to the officer for his or her final five years of service multiplied by his or her years of creditable service (the “normal retirement allowance”). “Creditable service” is the number of years and months that the participant has been a contracted officer beginning January 1, 2004, subject to certain grandfathering and grade level criteria. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final five-year average annual compensation multiplied by their final five years of creditable service). An officer’s normal retirement allowance cannot decrease from the highest normal retirement allowance amount calculated during the officer’s tenure. In addition, participants in the plan as of July 1, 2014, with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax allowance based on the amount of their executive life insurance premium at the male nonsmoker rate. The Compensation and Leadership Development Committee has the discretion to grant early retirement benefits under the plan.

If a Company-employed participant was in the SERP as of July 1, 2014, and subsequently dies, the participant’s beneficiaries receive a death benefit under the life insurance portion of the SERP. As of September 28, 2019, the life insurance portion of the SERP provided a death benefit of $3,000,000 for Mr. White. Mr. Tyson no longer participates in the life insurance portion of the SERP because previous amounts accrued by him were monetized and are being paid in connection with his becoming a non-executive officer in fiscal year 2008, and Mr. Tyson is currently receiving the benefits. When Mr. Glendinning, Ms. Grimes and Mr. Spradley started participating in the SERP, the life insurance feature was no longer offered.
The following table shows the years of creditable service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under the SERP as of September 28, 2019.

Name	Plan Name	Numbers of Years of Creditable Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John Tyson	Tyson Foods, Inc. SERP	15.75	5,183,656	175,196
Noel White	Tyson Foods, Inc. SERP	20.00	7,805,179
Stewart Glendinning	Tyson Foods, Inc. SERP	1.00	160,852
Sally Grimes	Tyson Foods, Inc. SERP	4.33	821,073
Donnie King (3)	Tyson Foods, Inc. SERP	18.50	4,904,292	268,799
Scott Spradley	Tyson Foods, Inc. SERP	1.50	207,265
_______________________________

(1)
The plan considers only creditable service, as more fully described above. The NEOs’ actual years of service are as follows: Mr. Tyson - 47 years; Mr. White - 36 years; Mr. Glendinning - 2 years; Ms. Grimes - 7 years; Mr. King - 35 years prior to his 2017 retirement plus a partial year after he rejoined the Company on January 22, 2019; and Mr. Spradley - 2 years.

(2)	The present value of these benefits is based on the following assumptions:

	As of September 29, 2018	As of September 28, 2019
Discount Rate	4.32%	3.26%
Mortality Table for Annuities	RP-2014 mortality tables with MP-2017 generational improvement for males and females with white collar adjustment	RP-2014 mortality tables with MP-2018 generational improvement for males and females with white collar adjustment
(3)    Mr. King’s SERP benefits are the result of his employment by the Company prior to his 2017 retirement.
The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.

Average Cash Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000
Nonqualified Deferred Compensation for Fiscal Year 2019
The table below provides information on benefits available to the NEOs for fiscal year 2019 under the Executive Savings Plan, the Hillshire 401(k) SERP, and the Retirement Income Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(5)(6)
John Tyson	Executive Savings Plan	100,846	161,461	(30,226)	713,634	6,209,240
Noel White	Executive Savings Plan	224,746	177,674	149,666	0	3,757,502
	Retirement Income Plan	0	0	92,816	0	792,842
Stewart Glendinning	Executive Savings Plan	149,963	89,920	67,319	0	788,451
Sally Grimes	Executive Savings Plan	61,412	101,627	24,235	0	833,673
	Hillshire 401(k) SERP	0	0	4,558	0	50,521
Donnie King	Executive Savings Plan	0	47,218	466	0	47,683
Scott Spradley	Executive Savings Plan	33,558	70,308	10,818	0	164,536
_______________________________

(1)
As further detailed in the narrative below, all NEOs may participate in the Executive Savings Plan. As a previous executive of The Hillshire Brands Company (“Hillshire”), Ms. Grimes has an account balance in the Hillshire 401(k) SERP and, at the end of fiscal year 2019. As a previous executive of IBP, inc. (“IBP”), Mr. White also has an account balance in the Retirement Income Plan as further described below.

(2)
Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table for Fiscal Year 2019” in this Proxy Statement. The amounts in this column include post-fiscal year 2019 contributions made from the NEOs’ non-equity incentive plan compensation attributable to fiscal year 2019 performance as follows: Mr. Tyson - $62,480; Mr. White - $136,862; Mr. Glendinning - $132,078; Ms. Grimes - $34,297; Mr. King - $0; and Mr. Spradley - $18,307.

(3)
Included in these amounts are Company contributions to the applicable NEOs and pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2019, though attributable to performance in fiscal year 2019, as follows: Mr. Tyson - $99,968; Mr. White - $109,489; Mr. Glendinning - $52,831; Ms. Grimes - $54,875; Mr. King - $24,464; and Mr. Spradley - $29,291. A description of the Executive Savings Plan is provided in the subsection titled “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as below under the heading “Executive Savings Plan.”

(4)	The above-market portion of these earnings is reported in footnote 4 to the “Summary Compensation Table for Fiscal Year 2019” in this Proxy Statement.

(5)	The amounts in this column include post-fiscal year 2019 executive contributions and Company contributions as described in footnotes (2) and (3) above.

(6)
In addition to the amounts described in footnotes (2), (3) and (4) above, the amount shown in this column includes the following amounts reported as compensation for each of the NEOs in the Company’s Summary Compensation Tables in previous years:

Name	Amount ($)
John Tyson	1,995,207
Noel White	2,848,546
Stewart Glendinning	722,827
Sally Grimes	523,719
Executive Savings Plan
The Company sponsors the Executive Savings Plan which is available to NEOs and other highly compensated employees of the Company and is intended to provide participants the opportunity to defer up to 60% of their salaries in excess of the limits of the Internal Revenue Code imposed on the Retirement Savings Plan (the qualified 401(k) plan) and 100% of cash performance incentive payments. Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company’s Retirement Savings Plan. Performance incentive payment deferrals are also matched at the same rates. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and annual incentive plan payment. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from a notional investment based on the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points (“Prime+2”), however, the Prime+2 option was discontinued on December 31, 2018.
For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the amount of their deferrals and the time and form of their distributions prior to the year their salaries and performance incentive payments to be deferred are earned. Participants may elect to receive distributions in January following termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing. Participants may apply for an earlier distribution on account of an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed the maximum annual contribution limit under the Retirement Savings Plan following termination of employment. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary beginning in January of the year following the participant’s death in five annual installments or in a lump sum in January of the year following the participant’s death if the value of the account does not exceed the maximum annual contribution limit under the Retirement Savings Plan at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005, and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.
Any assets reserved for Company payments under the Executive Savings Plan remain subject to the claims of our creditors. Benefits are currently paid from a grantor trust originally established to pay benefits under the Retirement Income Plan. Assets from this grantor trust can be used to pay benefits under the Executive Savings Plan only if there are sufficient assets remaining in the trust after any such payment to satisfy all benefit obligations under the Retirement Income Plan. The Company currently provides funding for this grantor trust on an ongoing basis.
Hillshire 401(k) SERP
Hillshire, a wholly-owned subsidiary of the Company, maintains The Hillshire Brands Company Supplemental Executive Retirement Plan, which includes a nonqualified defined contribution (401(k)) benefit previously offered to certain employees of Hillshire (including Ms. Grimes) prior to its acquisition by the Company. The plan was intended to provide retirement benefits that could not be provided under Hillshire’s qualified 401(k) plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for the 401(k) SERP notional contributions (since nonqualified plans are unfunded) were base salary, cash bonus, and deferred compensation in excess of the Internal Revenue Code compensation limit. Notional 401(k) SERP accounts were previously valued at the trading price of Hillshire’s common stock and, therefore, earned a return based on that price. As of January 1, 2015, these accounts were valued from time to time to reflect a hypothetical investment in an interest bearing account. The rate of interest to be credited for a plan year was calculated by Hillshire at the beginning of each plan year by averaging quotes obtained from three nationally recognized investment banks as to the current cost to the Company of issuing five-year maturity debt; provided, however, the rate of interest is not to exceed the rate that would require disclosure as an “above market” interest rate under SEC disclosure rules. Beginning January 1, 2017, and for all of fiscal year 2018, the investment options offered for accounts of active employees were the same as those offered under the Executive Savings Plan.
For 401(k) SERP participants between January 1, 2012, and August 27, 2014 (the date Hillshire terminated its qualified 401(k) plan), the plan provided a 100% matching contribution of up to 5% plus annual Hillshire contributions of 2.5% on eligible compensation. Hillshire contributed an additional amount, up to a maximum of 2.5% on eligible compensation, in the event Hillshire achieved pre-determined financial performance goals set each calendar year.
Distributions are made in the form elected by a participant, either in a lump sum or installments over 5 or 10 years beginning in the seventh month following termination of employment.  If the account balance at termination is less than $25,000, the balance will be paid in a lump sum beginning in the seventh month following termination of employment.  In the case of death, the balance will be paid to the participant’s beneficiary or beneficiaries in an immediate lump sum.
Retirement Income Plan
The Company maintains the Retirement Income Plan, which is a nonqualified deferred compensation plan originally maintained by IBP. The Retirement Income Plan is currently frozen, meaning that no further contributions are permitted to be made. Prior to being frozen, certain employees of IBP could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points. The Retirement Income Plan will terminate after all distributions from the plan have been made.
A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions requested on account of hardship may be requested at any time and distributed when approved by the plan’s administrative committee. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution following termination of employment. If a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election.
The assets of the Retirement Income Plan, including NEOs’ deferrals, are subject to the claims of our creditors and benefits are paid from a trust we established to secure our obligations under the plan.
Potential Payments Upon Termination
In fiscal year 2019, the Compensation and Leadership Development Committee adopted a severance program for officers other than the Chairman and the CEO. The severance terms for Messrs. Tyson and White are reflected in their respective employment contracts. The severance terms for Mr. Glendinning, Ms. Grimes, Mr. King and Mr. Spradley are based on the Executive Severance Plan.
As of the end of fiscal year 2019, in the event the Company terminated the employment of Messrs. Tyson or White prior to the expiration of the NEO’s respective employment contract term (other than for “cause” or by reason of their death or permanent disability), a termination by Mr. White due to good reason or, in the case of the other NEOs, a termination of employment due to a job elimination or by the NEO due to good reason, the Company will pay, in the case of Mr. Tyson, a lump sum payment equal to two years of his then-current base salary and two times his annual bonus target, in the case of Mr. White, his then-current base salary for a period of two years and two times his annual bonus target plus continued medical coverage for up to 18 months, and, in the case of the other NEOs, such officer’s then current base salary for a period of two years, COBRA reimbursements for up to two years of continued coverage, and 12-months of outplacement assistance. In addition, participating NEOs in the Severance Plan are also eligible to receive a pro-rated payout under the Company’s annual incentive plan for the year of termination, provided that the NEO was employed for at least 60 days during the applicable fiscal year, with such payout based on target performance for terminations in the first three quarters of a fiscal year and actual performance for terminations in the fourth quarter.
If an NEO’s employment terminates for “cause” he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term “cause” generally includes, among other things, the NEO engaging in wrongful conduct which results in injury to the Company or engaging in certain criminal activities.
As of September 28, 2019, none of Messrs. Glendinning, King, and Spradley were eligible to receive benefits accorded to qualified voluntary terminations under the Executive Severance Plan. Ms. Grimes’ departure is expected to be governed by a separation and release agreement, all as described below.
As announced in February 2019, Ms. Grimes is expected to depart from the Company on or about December 31, 2019 and enter into a separation and release agreement. Pursuant to that anticipated agreement, Ms. Grimes will be entitled to receive benefits consistent with the Executive Severance Plan, which includes the following: (i) her annual base salary of $850,000 for 24 months following her separation from the Company, to be paid in equal, bi-weekly installments; (ii) a prorated portion of her target 2020 annual incentive payment for the portion of fiscal year 2020 in which she remains employed by the Company; (iii) with respect to restricted stock with performance criteria and performance stock awards held by Ms. Grimes as of her separation date, the awards will vest on a pro-rata basis determined by taking the total number of days Ms. Grimes was employed during the vesting period divided by the total number of days of the same period, but only to the extent the applicable performance criteria are satisfied; (iv) with respect to stock options held by Ms. Grimes as of her separation date, such grants will vest in accordance with the applicable grant agreement (such grants made prior to 2018 will vest 100% and such grants made in 2018 and later will vest on a pro-rata basis), and Ms. Grimes will have one year from such separation date to exercise the vested options granted prior to fiscal year 2018 and three years from such separation date to exercise the vested options granted in fiscal year 2018 and later; and (v) Company-subsidized health coverage for up to 24 months for Ms. Grimes and her eligible dependents. Upon her separation date, Ms. Grimes will also be entitled to receive accrued benefit amounts payable pursuant to the Company’s qualified retirement plan, the Employee Stock Purchase Plan and non-qualified plans, in accordance with the terms thereof. In exchange for these benefits, it is anticipated that Ms. Grimes will agree to certain customary non-competition, non-solicitation, confidentiality and release provisions in favor of the Company. The terms of the expected separation and release agreement are consistent with the severance Ms. Grimes would be eligible to receive for a termination without cause under the Executive Severance Plan.
The NEOs would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on September 28, 2019, under the following circumstances. In addition, NEOs may be eligible for payment of their accounts under the Company’s qualified retirement plan, the Employee Stock Purchase Plan and nonqualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal Year 2019” of this Proxy Statement.

	Tyson				White
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	5,880,000	(1)	0	0	6,440,000	(1)	0	0
Accrued and Unpaid Vacation	80,769		80,769	80,769	88,462		88,462	88,462
Acceleration of vesting of equity-based compensation awards(2)	14,523,299		0	16,704,644	9,840,059		0	11,651,752
Health Insurance(3)	0		0	0	15,229		0	15,229
Total	20,484,068		80,769	16,785,413	16,383,750		88,462	11,755,443

	Glendinning				Grimes
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	2,361,648	(4)	0	0	2,590,195	(4)	0	0
Accrued and Unpaid Vacation	59,615		59,615	59,615	65,385		65,385	65,385
Acceleration of vesting of equity-based compensation awards(2)	2,486,282		0	2,801,218	4,308,000		0	4,554,954
Health Insurance(3)	12,777		0	12,777	12,777		0	12,777
Total	4,920,322		59,615	2,873,610	6,976,357		65,385	4,633,116

	King				Spradley
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	2,554,627	(4)	0	0	1,726,289	(4)	0	0
Accrued and Unpaid Vacation	65,385		65,385	65,385	43,577		43,577	43,577
Acceleration of vesting of equity-based compensation awards(2)	969,212		0	969,212	1,304,975		0	1,434,793
Health Insurance(3)	15,229		0	15,229	22,876		0	22,876
Total	3,604,453		65,385	1,049,826	3,097,717		43,577	1,501,246

_______________________________

(1)	These amounts represent the continued payment of the NEO’s base salary for two years and two times the annual target performance incentive payment.

(2)
These amounts represent the value of each NEO’s unvested stock options, restricted stock with performance criteria and performance stock at the target level that would have vested in the event of a termination on September 28, 2019, based on our stock price of $85.20 on September 27, 2019.

(3)
With the exception of Mr. Tyson, these amounts represent the premiums to continue the NEOs’ health insurance for the severance period provided in the NEO’s employment contract.  Mr. Tyson’s contract provides that in the case of his disability, he and his spouse are entitled to health insurance until each of their deaths, and his eligible dependents are entitled to health insurance until such time as their eligibility has ceased. In the case of Mr. Tyson’s death, his spouse and eligible dependents are entitled to the same coverage.  With respect to Mr. Tyson, this amount (a) excludes any amount for a spouse, as Mr. Tyson was not married as of September 28, 2019, and (b) excludes any amount for Mr. Tyson, as the period of time for coverage cannot be determined.  As of September 28, 2019, the annual costs for Mr. Tyson’s health insurance totaled $5,524.

(4)	These amounts represent continued payment of the NEO’s base salary for two years and an annual incentive payment under the Company’s annual incentive plan.
Potential Payments Upon a Change in Control
The employment contracts in place between the Company and Messrs. Tyson and White, and the Company’s Executive Severance Plan with respect to the other NEOs, in fiscal year 2019 contained change in control provisions in favor of the NEOs. These provisions provided for the acceleration of vesting of the equity-based compensation awards held by the NEOs upon the occurrence of a change in control of the Company. In these provisions, “change in control” was defined as any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition caused the individual or entity to own 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than 50% of its assets or by any shareholder or shareholders of the Company of more than 50% of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction; (4) a majority of the persons who were members of the Board ceased to be directors within any 12-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change in control does not include any event as a result of which one or more of the following persons or entities possessed, immediately after such event, over 50% of the combined voting power of the Company or any successor entity: (i) Tyson Limited Partnership, or any successor entity; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual (including Don Tyson); or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possessed over 50% of the combined voting power or beneficial interests of such entity. If such a change in control occurred, any stock options, restricted stock or performance stock that had been previously granted to the executive officer will vest (to the extent not already vested) 60 days after the occurrence of the change in control or upon any earlier date after such change in control if the executive officer is terminated other than for “cause,” as defined in the applicable provisions.
Each NEO would have been entitled to the estimated payments from the Company or its successor described in the table below if a change in control occurred on September 28, 2019. The amounts represent the value of the listed NEOs’ unvested stock options, restricted stock with performance criteria and performance stock that would vest on account of the change in control, based on a closing stock price of $85.20 as of the last trading day of fiscal year 2019. However, if the payments due to a change in control were to result in an excise tax being due, the aggregate payments would be reduced to the largest amount which could be paid without triggering an excise tax. The amounts reported in the table below do not reflect the application of any reduction in benefits pursuant to the applicable employment contracts or the Executive Severance Plan.

Name	Estimated Amount ($)
John Tyson	27,228,664
Noel White	18,340,951
Stewart Glendinning	7,211,982
Sally Grimes	9,756,323
Donnie King	3,393,028
Scott Spradley	3,877,354
If the Company terminated any NEO following a change in control, such officer is not entitled to any unique benefit because their termination followed a change in control. Instead, the officer would receive the termination benefits described above under the section titled “Potential Payments Upon Termination.”

CEO PAY RATIO DISCLOSURE
We are required by Item 402(u) of Regulation S-K, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our fiscal year 2019 CEO’s annual total compensation to the median of the annual total compensation of all of our employees. The SEC’s rules for calculating this ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to our pay ratio disclosed below.
We strive to offer competitive compensation for each position considering local labor markets. As a result, our compensation program varies amongst each local market and by position in order to allow us to provide a competitive total rewards package.
The median of the fiscal year 2019 annual total compensation of all of our employees, other than Mr. White, was $36,681. Mr. White’s fiscal year 2019 annual total compensation was $10,398,160, as reported in the Summary Compensation Table for Fiscal Year 2019. The ratio of these amounts (our “Pay Ratio”) for fiscal year 2019 is approximately 283:1.
We believe our fiscal year 2019 Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules and in accordance with the methodology described below. From the employee population as of September 28, 2019 based on our payroll records, we identified the median compensated employee (the “Median Compensated Employee”) using as our consistently applied compensation measure gross taxable wages prior to any pre-tax deductions, as reported in the Company’s payroll records for the twelve months ended September 28, 2019. We calculated the annual total compensation for the Median Compensated Employee in accordance with the rules applicable to the Summary Compensation Table for Fiscal Year 2019.
As of September 28, 2019, we had 139,772 employees globally, with 120,823 employees based in the U.S. and 18,949 employees located outside of the U.S. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company's total number of employees. We applied this de minimis exemption when identifying the Median Compensated Employee by excluding all employees located outside of the U.S.1 In addition, the pay ratio disclosure rules permit companies to omit employees that commenced employment with the company during the relevant fiscal year as a result of an acquisition or other corporate transaction. For purposes of the Pay Ratio, the Company is omitting 19,897 employees that commenced employment with the Company during fiscal year 2019 as a result of the Company’s business acquisitions.2
After applying the de minimis exemption and excluding acquisition-related employees, we calculated the Pay Ratio based on our 115,553 U.S. employees, representing approximately 83% of our global3 full-time, part-time, temporary and seasonal employees who were employed as of September 28, 2019.

___________________________________
1Approximate excluded employee count by each country was as follows: Austria (2); Brazil (754); Canada (9); China (2,766) (incl. Hong Kong (6) and Taiwan (7)); Columbia (16); Costa Rica (1); Dubai (2); Egypt (1); France (1); Germany (1); Guatemala (1); India (48); Indonesia (2); Ireland (1); Italy (1); Japan (7); Lebanon (1); Malaysia (1); Mexico (142); Netherlands (144); New Zealand (83); Nicaragua (1); Peru (6); Philippines (95); South Africa (1); South Korea (6); Thailand (3); Turkey (37); United Kingdom (188); and Venezuela (1).
2The Company omitted employees who joined the Company as a result of the Company’s acquisition of certain operations as follows: Keystone Domestic (5,270); BRF Global (9,756); and Keystone Global (4,871).
3We employ people in 34 countries globally.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 28, 2019. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019 for filing with the SEC.
The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board during August 2019 and is available on the Company’s Investor Relations website at http://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Audit Committee of the Board of Directors
Jonathan D. Mariner, Chair*
Mike Beebe
Kevin M. McNamara
Cheryl S. Miller

* Mr. Mariner was appointed to the Audit Committee and as Chair on September 29, 2019

CERTAIN TRANSACTIONS
The following are the transactions occurring since September 29, 2018 (i) in which the Company was a participant, (ii) where the annual amount involved exceeded $120,000, and (iii) in which the Company’s NEOs, directors, director nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose. Other than described in this section, no other transactions of this type are currently proposed.
1.    The Company has agreements with an entity for the lease of wastewater treatment plants that service chicken processing facilities owned by the Company in Nashville, Arkansas and Springdale, Arkansas. During fiscal year 2019, interests in the lessor entity were owned by the following persons: the Donald J. Tyson Revocable Trust (of which Mr. Tyson is one of the trustees); Berry Street Waste Water Treatment Plant, LP (of which the TLP owns 90%); Carla Tyson (sister of Mr. Tyson), Cheryl Tyson (sister of Mr. Tyson), and J.J. Caldwell-Tyson (sister of Mr. Tyson). Aggregate lease payments made by the Company during fiscal year 2019 with respect to the Nashville facility were $750,000 plus $10,428 for property taxes attributable to the treatment plant. Aggregate lease payments made by the Company during fiscal year 2019 with respect to the Springdale facility were $450,000 plus an amount for property taxes; however, for property tax purposes the treatment plant is not segregated from the processing facility and, as such, the amount of property tax attributable to the treatment plant is not determinable.
2.    In fiscal year 2019, the Company provided administrative services to the Tyson Limited Partnership, and the Tyson Limited Partnership, through its affiliate, TLP Investments, L.P., reimbursed the Company $219,461 for such services.
The related party transactions described above have been reviewed by the Governance and Nominating Committee, which has determined that the transactions are fair to the Company. The Governance and Nominating Committee oversees and reviews related party and other special transactions between the Company and its directors, executive officers or their affiliates. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance and Nominating Committee’s determination of fairness. The Board does not have a separate written policy regarding the review and approval of related party transactions. However, our Governance and Nominating Committee charter requires that the Governance and Nominating Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance and Nominating Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions annually.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
The Company currently anticipates that the 2021 Annual Meeting of Shareholders (“2021 Annual Meeting”) will be held on February 11, 2021. Proposals of shareholders intended to be presented at the 2021 Annual Meeting must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before August 21, 2020 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act.
The Company’s by-laws provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Company’s board of directors or by a shareholder. The Company’s by-laws provide that for any business (other than a proposal included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) to be brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record on the date the shareholder provides notice to the Company of its intention to bring business before the annual meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, (ii) be entitled to vote at the annual meeting, and (iii) give timely notice of the proposed business in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 10 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of the annual meeting was made. To be timely for purposes of the 2021 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 8, 2020, but in no event earlier than October 9, 2020.
Under the Company’s by-laws, nominations for director may be made only by the Board (or any duly authorized committee of the Board) or by any shareholder that (i) is a shareholder of record on the date the shareholder provides notice to the Company of its intention to nominate a director nominee for election to the board and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting at which directors will be elected, (ii) is entitled to vote at such meeting, and (iii) gives timely notice of such nomination in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 9 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) ten days after the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting called for the purpose of electing directors, no more than ten days after the day on which public disclosure of the date of such special meeting was made. To be timely for purposes of the 2021 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 8, 2020, but in no event earlier than October 9, 2020.
The Company’s principal executive offices for notices of shareholder proposals, other Company business to be brought at an annual meeting, or nominations for director are located at the address provided below in “Shareholder Communications.”
SHAREHOLDER COMMUNICATIONS
Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, a Board committee, the non-management directors as a group or the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
EXPENSES OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitations by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitations will be paid.
ADDITIONAL INFORMATION AVAILABLE
Upon written request of any shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019, as filed with the SEC, including the financial statements and data supplementary thereto. The written request should be sent to the corporate secretary at the Company’s principal executive offices at the address provided above under “Shareholder Communications.” The written request must state that as of December 9, 2019, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. In addition, the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019, including the financial statements and data supplementary thereto, is available on the Company’s Investor Relations website at http://ir.tyson.com.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted a procedure called “householding,” of which the SEC has approved. Under this procedure, the Company is permitted to deliver a single copy of the proxy materials to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. If the Company has not received such contrary instructions, then shareholders receiving a single copy of the Company’s proxy materials are deemed to have consented to householding. This procedure reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction forms. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To request additional copies of any of these documents, please submit your request to the Company in writing at the address, or by calling the phone number, provided below.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may contact the corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling our Investor Relations department at (479) 290-4524, and provide your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If you hold shares in “street name,” you may contact your brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
OTHER MATTERS
The material referred to in this Proxy Statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.
By Order of the Board of Directors
R. Read Hudson
Secretary

December 20, 2019

Tyson

2200 WEST DON TYSON PARKWAY
SPRINGDALE, AR 72762-6999

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on February 5, 2020 for shares held directly and by 11:59 P.M. Eastern Time on February 3, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
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E87623-P30718

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYSON FOODS, INC.

The Board of Directors recommends that you vote FOR items 1, 2 and 3:

1. Election of Directors

Nominees:	For	Against	Abstain
1a) John Tyson	☐	☐	☐
1b) Gaurdie E. Banister Jr.	☐	☐	☐
1c) Dean Banks	☐	☐	☐
1d) Mike Beebe	☐	☐	☐
1e) Mikel A. Durham	☐	☐	☐
1f) Jonathan D. Mariner	☐	☐	☐
1g) Kevin M. McNamara	☐	☐	☐
1h) Cheryl S. Miller	☐	☐	☐
1i) Jeffrey K. Schomburger	☐	☐	☐
1j) Robert Thurber	☐	☐	☐
1k) Barbara A. Tyson	☐	☐	☐
1l) Noel White	☐	☐	☐
2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending October 3, 2020.	☐	☐	☐

	For	Against	Abstain
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
The Board of Directors recommends that you vote AGAINST items 4, 5, 6 and 7:			
4. Shareholder proposal to request a report regarding the Company's efforts to eliminate deforestation from its supply chains.	☐	☐	☐
5. Shareholder proposal to request a report disclosing the policy and procedures, expenditures, and other activities related to lobbying and grassroots lobbying communications.	☐	☐	☐
6. Shareholder proposal to require the preparation of a report on the Company's due diligence process assessing and mitigating human rights impacts.	☐	☐	☐
7. Shareholder proposal to request the adoption of a policy requiring senior executive officers to retain a percentage of shares received through equity compensation programs.	☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Tyson Foods, Inc.

The Annual Meeting of Shareholders will consist of a business meeting and brief reports from Company executives and is expected to last approximately 30 minutes. The Annual Meeting of Shareholders will be webcast live and a replay will be available at http://ir.tyson.com. To attend in person at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas, please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E87624-P30718

PROXY
TYSON FOODS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 6, 2020

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) John Tyson and Kevin M. McNamara, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas, on February 6, 2020, at 10:00 a.m. Central Time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT - PLEASE SIGN AND DATE ON BACK OF CARD. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side